Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of April 21, 2010,

Among

QWEST COMMUNICATIONS INTERNATIONAL INC.,

CENTURYTEL, INC.

and

SB44 ACQUISITION COMPANY

i

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 21, 2010, among QWEST COMMUNICATIONS INTERNATIONAL INC., a Delaware corporation (“Qwest”), CENTURYTEL, INC., a Louisiana corporation (“CenturyLink”), and SB44 Acquisition Company, a Delaware corporation and a wholly owned subsidiary of CenturyLink (“Merger Sub”).

WHEREAS the Board of Directors of Qwest, the Board of Directors of CenturyLink, and the Board of Directors of Merger Sub have approved this Agreement, determined that the terms of this Agreement are in the best interests of Qwest, CenturyLink or Merger Sub, as applicable, and their respective stockholders or shareholders, as applicable, and declared the advisability of this Agreement;

WHEREAS the Board of Directors of Qwest and the Board of Directors of Merger Sub have recommended adoption or approval, as applicable, of this Agreement by their respective stockholders, as applicable;

WHEREAS for U.S. Federal income Tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code; and

WHEREAS Qwest, CenturyLink and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01.   The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), on the Closing Date, Merger Sub shall be merged with and into Qwest (the “Merger”).  At the Effective Time, the separate corporate existence of Merger Sub shall cease and Qwest shall continue as the surviving company in the Merger (the “Surviving Company”).

SECTION 1.02.   Closing.  The closing (the “Closing”) of the Merger shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 at 10:00 a.m., New York City time, on a date to be specified by Qwest and CenturyLink, which shall be no later than the tenth Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between

Qwest and CenturyLink; provided, however, that if all the conditions set forth in Article VII shall not have been satisfied or (to the extent permitted by Law) waived on such tenth Business Day, then the Closing shall take place on the tenth Business Day on which all such conditions shall have been satisfied or (to the extent permitted by Law) waived, or at such other place, time and date as shall be agreed in writing between Qwest and CenturyLink.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 1.03.   Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the DGCL or by the Secretary of State of the State of Delaware in connection with the Merger.  The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Qwest and CenturyLink shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.04.   Effects.  The Merger shall have the effects set forth in this Agreement and Section 259 of the DGCL.

SECTION 1.05.   Certificate of Incorporation and By-Laws.  The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law, except that the name of the Surviving Company shall be QWEST COMMUNICATIONS INTERNATIONAL INC.  The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Company.

SECTION 1.06.   Directors and Officers of Surviving Company.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.  The officers of Qwest immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

Effect on the Capital Stock of the Constituent Entities; Exchange of Certificates

SECTION 2.01.   Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Qwest, CenturyLink, Merger Sub or the holder of any shares of Qwest Common Stock or Merger Sub Common Stock:

(i)            Conversion of Merger Sub Common Stock.  Each share of common stock, par value $0.01 per share, in Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into 1 fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Company.  From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(ii)           Cancellation of Treasury Stock and CenturyLink-Owned Stock. Each share of common stock, par value $0.01, of Qwest (the “Qwest Common Stock”) that is owned by Qwest as treasury stock and each share of Qwest Common Stock that is owned by CenturyLink or Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii)          Conversion of Qwest Common Stock.  Subject to Section 2.02, each share of Qwest Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(ii)) shall be converted into the right to receive 0.1664 of a fully paid and nonassessable share (the “Exchange Ratio”) of CenturyLink Common Stock (the “Merger Consideration”).  All such shares of Qwest Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Qwest Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of CenturyLink Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate in accordance with Section 2.02, without interest.  For purposes of this Agreement, “CenturyLink Common Stock” means the common stock, par value $1.00 per share, of CenturyLink.  Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of CenturyLink Common Stock or Qwest Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of CenturyLink Common Stock or Qwest Common Stock, as the case may be, will be appropriately adjusted to provide to CenturyLink and the holders of Qwest Common Stock the same economic effect as contemplated by this Agreement prior to such event.  As provided in Section 2.02(j), the right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding under applicable Tax Law.

SECTION 2.02.   Exchange of Certificates.  (a)  Exchange Agent.  Prior to the Effective Time, CenturyLink shall appoint a bank or trust company reasonably acceptable to Qwest to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration.  At or prior to the Effective Time, CenturyLink shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of CenturyLink Common Stock to be issued as Merger Consideration and cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.02(f).  All such CenturyLink Common Stock and cash deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund.”

(b)           Letter of Transmittal.  As promptly as reasonably practicable after the Effective Time, CenturyLink shall cause the Exchange Agent to mail to each holder of record of Qwest Common Stock a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as CenturyLink may specify subject to Qwest’s reasonable approval), together with instructions thereto.

(c)           Merger Consideration Received in Connection with Exchange.  Upon (i) in the case of shares of Qwest Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Exchange Agent, or (ii) in the case of shares of Qwest Common Stock held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive in exchange therefor (i) the Merger Consideration into which such shares of Qwest Common Stock have been converted pursuant to Section 2.01 and (ii) any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(d).  In the event of a transfer of ownership of Qwest Common Stock which is not registered in the transfer records of Qwest, a certificate representing the proper number of shares of CenturyLink Common Stock pursuant to Section 2.01 and cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(d) may be issued to a transferee if the Certificate representing such Qwest Common Stock (or, if such Qwest Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.  Until surrendered as contemplated by this Section 2.02(c), each share of Qwest Common Stock, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holders of shares of Qwest Common Stock were entitled to receive in respect of such shares pursuant to Section 2.01 (and cash in lieu of fractional shares pursuant to Section 2.02(f) and in respect of any dividends or other distributions pursuant to Section 2.02(d)).  No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or shares of Qwest Common Stock held in book-entry form).

(d)           Treatment of Unexchanged Shares.  No dividends or other distributions declared or made with respect to CenturyLink Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate (or shares of Qwest Common Stock held in book-entry form) with respect to the shares of CenturyLink Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(f), until the surrender of such Certificate (or shares of Qwest Common Stock held in book-entry form) in accordance with this Article II.  Subject to escheat, Tax or other applicable Law, following surrender of any such Certificate (or shares of Qwest Common Stock held in book-entry form), there shall be paid to the holder of the certificate representing whole shares of CenturyLink Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of CenturyLink Common Stock to which such holder is entitled pursuant to Section 2.02(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of CenturyLink Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of CenturyLink Common Stock.

(e)           No Further Ownership Rights in Qwest Common Stock.  The shares of CenturyLink Common Stock issued and cash paid in accordance with the terms of this Article II upon conversion of any shares of Qwest Common Stock (including any cash paid pursuant to subsection (f) of this Section 2.02) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Qwest Common Stock.  From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Qwest Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificates formerly representing shares of Qwest Common Stock (or shares of Qwest Common Stock held in book-entry form) are presented to CenturyLink or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(f)            No Fractional Shares.  No certificates or scrip representing fractional shares of CenturyLink Common Stock shall be issued upon the conversion of Qwest Common Stock pursuant to Section 2.01.  Notwithstanding any other provision of this Agreement, each holder of shares of Qwest Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of CenturyLink Common Stock (after taking into account all shares of Qwest Common Stock exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the last reported sale price of CenturyLink Common Stock on the New York Stock Exchange (the “NYSE”) (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by CenturyLink and Qwest) on the last complete trading day prior to the date of the Effective Time (the “CenturyLink Closing Price”).

(g)           Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Qwest Common Stock for 180 days after the Effective Time shall be delivered to CenturyLink and any holder of Qwest Common Stock who has not theretofore complied with this Article II shall thereafter look only to CenturyLink for payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to this Article II, in each case without any interest thereon.

(h)           No Liability.  None of Qwest, CenturyLink, Merger Sub or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for two years after the Effective Time (or immediately prior to such earlier date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of CenturyLink, free and clear of all claims or interest of any Person previously entitled thereto.

(i)            Investment of Exchange Fund.  The Exchange Agent shall invest any cash in the Exchange Fund as directed by CenturyLink.  Any interest and other income resulting from such investments shall be paid to CenturyLink.

(j)            Withholding Rights.  Each of CenturyLink and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Qwest Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law.  Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the holder of Qwest Common Stock in respect of which such deduction or withholding was made.

(k)           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by CenturyLink, the posting by such Person of a bond, in such reasonable and customary amount as CenturyLink may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions on the Certificate deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

Representations and Warranties of CenturyLink and Merger Sub

CenturyLink and Merger Sub jointly and severally represent and warrant to Qwest that the statements contained in this Article III are true and correct except as set forth in the CenturyLink SEC Documents filed and publicly available after January 1, 2010 and prior to the date of this Agreement (the “Filed CenturyLink SEC Documents”) (excluding any disclosures in the Filed CenturyLink SEC Documents in any risk factors section, in any section related to forward looking statements and other disclosures that are predictive or forward-looking in nature) or in the disclosure letter delivered by CenturyLink to Qwest at or before the execution and delivery by CenturyLink and Merger Sub of this Agreement (the “CenturyLink Disclosure Letter”).  The CenturyLink Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall be deemed to qualify other sections in this Article III to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

SECTION 3.01.   Organization, Standing and Power.  Each of CenturyLink and each of CenturyLink’s Subsidiaries (the “CenturyLink Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the CenturyLink Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a CenturyLink Material Adverse Effect.  Each of CenturyLink and the CenturyLink Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, exemptions, orders and approvals (collectively, “Permits”) necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “CenturyLink Permits”), except where the failure to have such power or authority or to possess CenturyLink Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a CenturyLink Material Adverse Effect.  Each of CenturyLink and the CenturyLink Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a CenturyLink Material Adverse Effect.  CenturyLink has delivered or made available to Qwest, prior to execution of this Agreement, true and complete copies of (a) the amended and restated articles of incorporation of CenturyLink in effect as of the date of this Agreement (the “CenturyLink Articles”) and the by-laws of CenturyLink in effect as of the date of this Agreement (the “CenturyLink By-laws”) and (b) the constituent documents of Merger Sub.

SECTION 3.02.   CenturyLink Subsidiaries.  (a)  All the outstanding shares of capital stock or voting securities of, or other equity interests in, each CenturyLink Subsidiary have been validly issued and are fully paid and nonassessable and are owned by CenturyLink, by another CenturyLink Subsidiary or by CenturyLink and another CenturyLink Subsidiary, free and clear of all material pledges, liens, charges, mortgages, deeds of trust, rights of first offer or first refusal, options, encumbrances and security interests of any kind or nature whatsoever (collectively, with covenants, conditions, restrictions, easements, encroachments, title retention agreements or other third party rights or title defect of any kind or nature whatsoever, “Liens”), and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws.  Section 3.02(a) of the CenturyLink Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the CenturyLink Subsidiaries.

(b)           Except for the capital stock and voting securities of, and other equity interests in, the CenturyLink Subsidiaries, neither CenturyLink nor any CenturyLink Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

SECTION 3.03.   Capital Structure.  (a)  The authorized capital stock of CenturyLink consists of 800,000,000 shares of CenturyLink Common Stock and 2,000,000 shares of preferred stock, par value $25.00 per share (the “CenturyLink Preferred Stock” and, together with the CenturyLink Common Stock, the “CenturyLink Capital Stock”), of which 325,000 shares have been designated as 5% Cumulative Convertible Series L Preferred Stock (the “CenturyLink Series L Shares”).  At the close of business on April 20, 2010, (i) 300,326,469 shares of CenturyLink Common Stock were issued and outstanding, of which 1,278,247 were CenturyLink Restricted Shares, (ii) 9,434 shares of CenturyLink Series L Shares were issued and outstanding, (iii) no shares of CenturyLink Common Stock were held by CenturyLink in its treasury, (iv) 30,760,143 shares of CenturyLink Common Stock were reserved and available for issuance pursuant to the CenturyLink Stock Plans, of which 8,398,143 shares were issuable upon exercise of outstanding CenturyLink Stock Options, (v) 1,001,791 shares of CenturyLink Common Stock were reserved for issuance upon the vesting of CenturyLink RSUs, (vi) 12,864 shares of CenturyLink Common Stock were reserved for issuance upon conversion of the CenturyLink Series L Shares, (vii) 4,115,411 shares of CenturyLink Common Stock were reserved for issuance pursuant to the CenturyLink 2001 Employee Stock Purchase Plan (the “CenturyLink ESPP”), and (viii) 705,133 shares of CenturyLink Common Stock were reserved for issuance pursuant to the CenturyLink Automatic Dividend Reinvestment and Stock Repurchase Service (the “CenturyLink DRIP”).  Except as set forth in this Section 3.03(a), at the close of business on April 20, 2010, no shares of capital stock or voting securities of, or other equity interests in, CenturyLink were issued, reserved for issuance or outstanding.  From the close of business on April 20, 2010 to the date of this Agreement, there have been no issuances by CenturyLink of shares of capital stock or voting securities of, or other equity interests in, CenturyLink other than the issuance of CenturyLink Common Stock upon the exercise of CenturyLink Stock Options outstanding at the close of business on April 20, 2010, and issuances pursuant to rights under the CenturyLink ESPP and CenturyLink DRIP, in each case in accordance with their terms in effect as of April 20, 2010.

(b)           All outstanding shares of CenturyLink Capital Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise or vesting of CenturyLink Stock Options or CenturyLink RSUs or pursuant to the CenturyLink Stock Plans, the CenturyLink ESPP or the CenturyLink DRIP will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Louisiana Business Corporation Law (the “LBCL”), the CenturyLink Articles, the CenturyLink By-laws or any Contract to which CenturyLink is a party or otherwise bound.  The shares of CenturyLink Common Stock constituting the Merger Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the LBCL, the CenturyLink Articles, the CenturyLink By-laws or any Contract to which CenturyLink is a party or otherwise bound.  Except as set forth above in this Section 3.03 or pursuant to the terms of this Agreement, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of CenturyLink or any CenturyLink Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of CenturyLink or any CenturyLink Subsidiary or any securities of CenturyLink or any CenturyLink Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, CenturyLink or any CenturyLink Subsidiary, (y) any warrants, calls, options or other rights to acquire from CenturyLink or any CenturyLink Subsidiary, or any other obligation of CenturyLink or any CenturyLink Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, CenturyLink or any CenturyLink Subsidiary, or (z) any rights issued by or other obligations of CenturyLink or any CenturyLink Subsidiary that are linked in any way to the price of any class of CenturyLink Capital Stock or any shares of capital stock of any CenturyLink Subsidiary, the value of CenturyLink, any CenturyLink Subsidiary or any part of CenturyLink or any CenturyLink Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of CenturyLink or any CenturyLink Subsidiary.  Except for acquisitions, or deemed acquisitions, of CenturyLink Common Stock or other equity securities of CenturyLink in connection with (i) the payment of the exercise price of CenturyLink Stock Options with CenturyLink Common Stock (including but not limited to in connection with “net exercises”), (ii) required tax withholding in connection with the exercise of CenturyLink Stock Options, the vesting of CenturyLink Restricted Shares or CenturyLink RSUs and the vesting or delivery of other awards pursuant to the CenturyLink Stock Plans and (iii) forfeitures of CenturyLink Stock Options, CenturyLink Restricted Shares and CenturyLink RSUs, there are not any outstanding obligations of CenturyLink or any of the CenturyLink Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of CenturyLink or any CenturyLink Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence.  With respect to CenturyLink Stock Options, (i) each grant of a CenturyLink Stock Option was duly authorized no later than the date on which the grant of such CenturyLink Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the CenturyLink Board (or a duly constituted and authorized committee thereof or subcommittee thereof), and (ii) the per share exercise price of each CenturyLink Stock Option was at least equal to the fair market value of a share of CenturyLink Common Stock on the applicable Grant Date.  There are no bonds, debentures, notes or other Indebtedness of CenturyLink having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of CenturyLink may vote (“CenturyLink Voting Debt”).  Neither CenturyLink nor any of the CenturyLink Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, CenturyLink.  Except for this Agreement, neither CenturyLink nor any of the CenturyLink Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of CenturyLink or any of the CenturyLink Subsidiaries.

SECTION 3.04.   Authority; Execution and Delivery; Enforceability.  (a)  Each of CenturyLink and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Share Issuance, to the receipt of the CenturyLink Shareholder Approval and, in the case of the Merger, for the approval of this Agreement by CenturyLink as the sole stockholder of Merger Sub.  The Board of Directors of CenturyLink (the “CenturyLink Board”) has adopted resolutions, by unanimous vote at a meeting duly called at which a quorum of directors of

CenturyLink was present, (i) approving the execution, delivery and performance of this Agreement, (ii) determining that entering into this Agreement is in the best interests of CenturyLink and its shareholders, (iii) recommending that CenturyLink’s shareholders vote in favor of approval of the issuance of CenturyLink Common Stock constituting the Merger Consideration (the “Share Issuance”) and directing that the Share Issuance be submitted to CenturyLink’s shareholders for approval at a duly held meeting of such shareholders for such purpose (the “CenturyLink Shareholders Meeting”).  As of the date of this Agreement, such resolutions have not been amended or withdrawn.  The Board of Directors of Merger Sub has adopted resolutions (i) approving the execution, delivery and performance of this Agreement, (ii) determining that the terms of this Agreement are in the best interests of Merger Sub and CenturyLink, as its sole stockholder, (iii) declaring this Agreement advisable and (iv) recommending that CenturyLink, as sole stockholder of Merger Sub, adopt this Agreement and directing that this Agreement be submitted to CenturyLink, as sole stockholder of Merger Sub, for adoption.  As of the date of this Agreement, such resolutions have not been amended or withdrawn.  CenturyLink, as sole stockholder of Merger Sub, will, immediately following the execution and delivery of this Agreement by each of the parties hereto, adopt this Agreement.  Except (x) solely in the case of the Share Issuance, for the approval of the Share Issuance by the affirmative vote of the holders of a majority of the voting power of the shares of CenturyLink Common Stock and CenturyLink Preferred Stock represented in person or by proxy at the CenturyLink Shareholders Meeting, as required by Section 312.03(c) of the NYSE Listed Company Manual (the “CenturyLink Shareholder Approval”), and (y) solely in the case of the Merger, for the adoption of this Agreement by CenturyLink as the sole stockholder of Merger Sub, no other corporate proceedings on the part of CenturyLink or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL).  Each of CenturyLink and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Qwest, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)           The CenturyLink By-laws render LBCL Sections 12:135 through 12:140.2 inapplicable to the Merger.  No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

SECTION 3.05.   No Conflicts; Consents.  (a)  The execution and delivery by each of CenturyLink and Merger Sub of this Agreement does not, and the performance by each of CenturyLink and Merger Sub of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of CenturyLink or any CenturyLink Subsidiary under, any provision of (i) the CenturyLink Articles, the CenturyLink By-laws or the comparable charter or organizational documents of any

CenturyLink Subsidiary (assuming that the CenturyLink Shareholder Approval is obtained), (ii) any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument (a “Contract”) to which CenturyLink or any CenturyLink Subsidiary is a party or by which any of their respective properties or assets is bound or any CenturyLink Permit or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”), in each case, applicable to CenturyLink or any CenturyLink Subsidiary or their respective properties or assets (assuming that the CenturyLink Shareholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a CenturyLink Material Adverse Effect (it being agreed that for purposes of this Section 3.05(a), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a CenturyLink Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b)           No consent, approval, clearance, waiver, Permit or order (“Consent”) of or from, or registration, declaration, notice or filing made to or with any Federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to CenturyLink or any CenturyLink Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the Securities and Exchange Commission (the “SEC”) of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form S-4 in connection with the issuance by CenturyLink of the Merger Consideration, in which the Joint Proxy Statement will be included as a prospectus (the “Form S-4”), and (C) the filing with the SEC of such reports under, and such other compliance with, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation or similar Laws, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which CenturyLink and Qwest are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Merger Consideration, (v) such Consents from, or registrations, declarations, notices or filings made to or with, the Federal Communications Commission (the “FCC”) or any other Governmental Entities (including State Regulators and local cable franchise authorities) (other than with respect to securities, antitrust, competition, trade regulation or similar Laws), in each case as may be required in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and are required with respect to mergers, business combinations or changes in control of telecommunications companies generally, (vi) such filings with and approvals of the NYSE as are required to permit the consummation of the Merger and the listing of the Merger Consideration and (vii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a CenturyLink Material Adverse Effect (it being agreed that for purposes of this Section 3.05(b), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a CenturyLink Material Adverse Effect has occurred or would reasonably be expected to occur)and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

SECTION 3.06.   SEC Documents; Undisclosed Liabilities.  (a)  CenturyLink has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by CenturyLink with the SEC since January 1, 2008 (such documents, together with any documents filed with the SEC during such period by CenturyLink on a voluntary basis on a Current Report on Form 8-K, but excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “CenturyLink SEC Documents”).

(b)           Each CenturyLink SEC Document (i) at the time filed, complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such CenturyLink SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the consolidated financial statements of CenturyLink included in the CenturyLink SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of CenturyLink and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)           Except (i) as reflected or reserved against in CenturyLink’s consolidated audited balance sheet as of December 31, 2009 (or the notes thereto) as included in the Filed CenturyLink SEC Documents and (ii) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither CenturyLink nor any CenturyLink Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a CenturyLink Material Adverse Effect.

(d)           Each of the chief executive officer of CenturyLink and the chief financial officer of CenturyLink (or each former chief executive officer of CenturyLink and each former chief financial officer of CenturyLink, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the CenturyLink SEC Documents, and the statements contained in such certifications are true and accurate.  For purposes of this Agreement, “chief executive officer” and “chief financial officer” shall have the meanings given to such terms in SOX.  None of CenturyLink or any of the CenturyLink Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e)           CenturyLink maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of CenturyLink’s properties or assets.

(f)            The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by CenturyLink are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by CenturyLink in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of CenturyLink, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of CenturyLink to make the certifications required under the Exchange Act with respect to such reports.

(g)           Neither CenturyLink nor any of the CenturyLink Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among CenturyLink and any of the CenturyLink Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, CenturyLink or any of the CenturyLink Subsidiaries in CenturyLink’s or such CenturyLink Subsidiary’s published financial statements or other CenturyLink SEC Documents.

(h)           Since January 1, 2008, none of CenturyLink, CenturyLink’s independent accountants, the CenturyLink Board or the audit committee of the CenturyLink Board has received any oral or written notification of any (x) “significant deficiency” in the internal controls over financial reporting of CenturyLink, (y) “material weakness” in the internal controls over financial reporting of CenturyLink or (z) fraud, whether or not material, that involves management or other employees of CenturyLink who have a significant role in the internal controls over financial reporting of CenturyLink.  For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in

Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(i)            None of the CenturyLink Subsidiaries is, or has at any time since January 1, 2008 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

SECTION 3.07.   Information Supplied.  None of the information supplied or to be supplied by CenturyLink or Merger Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of CenturyLink’s shareholders and Qwest’s stockholders or at the time of each of the CenturyLink Shareholders Meeting and the Qwest Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by CenturyLink or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by Qwest for inclusion or incorporation by reference therein.  The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by CenturyLink or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by Qwest for inclusion or incorporation by reference therein.

SECTION 3.08.   Absence of Certain Changes or Events.  Since January 1, 2010, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a CenturyLink Material Adverse Effect.  From January 1, 2010 to the date of this Agreement, each of CenturyLink and the CenturyLink Subsidiaries has conducted its respective business in the ordinary course in all material respects, and during such period there has not occurred:

(a)           any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock or voting securities of, or other equity interests in, CenturyLink or the capital stock or voting securities of, or other equity interests in, any of the CenturyLink Subsidiaries (other than (x) regular quarterly cash dividends in an amount not exceeding $0.725 per share of CenturyLink Common Stock and (y) dividends or other distributions by a direct or indirect wholly owned CenturyLink Subsidiary to its parent) or any repurchase for value by CenturyLink of any capital stock or voting securities of, or other equity interests in, CenturyLink or the capital stock or voting securities of, or other equity interests in, any of the CenturyLink Subsidiaries;

(b)           any incurrence of material Indebtedness for borrowed money or any guarantee of such Indebtedness for another Person, or any issue or sale of debt securities, warrants or other rights to acquire any debt security of CenturyLink or any CenturyLink

Subsidiary other than the issuance of commercial paper or draws on existing revolving credit facilities in the ordinary course of business;

(c)           (i) any transfer, lease, license, sale, mortgage, pledge or other disposal or encumbrance of any of CenturyLink’s or CenturyLink’s Subsidiaries’ property or assets outside of the ordinary course of business consistent with past practice with a fair market value in excess of $10,000,000 or (ii) any acquisitions of businesses, whether by merger, consolidation, purchase of property or assets or otherwise;

(d)           (i) any granting by CenturyLink or any CenturyLink Subsidiary to any current or former director or officer of CenturyLink or any CenturyLink Subsidiary of any material increase in compensation, bonus or fringe or other benefits or any granting of any type of compensation or benefits to any such Person not previously receiving or entitled to receive such type of compensation or benefits, except in the ordinary course of business consistent with past practice or as was required under any CenturyLink Benefit Plan in effect as of January 1, 2010, (ii) any granting by CenturyLink or any CenturyLink Subsidiary to any Person of any severance, retention, change in control or termination compensation or benefits or any material increase therein, except with respect to new hires and promotions in the ordinary course of business and except as was required under any CenturyLink Benefit Plan in effect as of January 1, 2010, or (iii) any entry into or adoption of any material CenturyLink Benefit Plan or any material amendment of any such material CenturyLink Benefit Plan;

(e)           any change in accounting methods, principles or practices by CenturyLink or any CenturyLink Subsidiary, except insofar as may have been required by a change in GAAP; or

(f)            any material elections or changes thereto with respect to Taxes by CenturyLink or any CenturyLink Subsidiary or any settlement or compromise by CenturyLink or any CenturyLink Subsidiary of any material Tax liability or refund, other than in the ordinary course of business.

SECTION 3.09.   Taxes.  (a)  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a CenturyLink Material Adverse Effect:  (i) each of CenturyLink and each CenturyLink Subsidiary has timely filed, taking into account any extensions, all Tax Returns required to have been filed and such Tax Returns are accurate and complete; (ii) each of CenturyLink and each CenturyLink Subsidiary has paid all Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; and (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against CenturyLink or any CenturyLink Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings.

(b)           Neither CenturyLink nor any CenturyLink Subsidiary is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among CenturyLink and wholly owned CenturyLink Subsidiaries).

(c)           Within the past two years, neither CenturyLink nor any CenturyLink Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(d)           Neither CenturyLink nor any CenturyLink Subsidiary has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state law).

(e)           Neither CenturyLink nor any CenturyLink Subsidiary has taken any action or knows of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

SECTION 3.10.   Benefits Matters; ERISA Compliance.  (a)  Section 3.10 of the CenturyLink Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list identifying any CenturyLink Benefit Plan.  CenturyLink has delivered or made available to Qwest true and complete copies of (i) all material CenturyLink Benefit Plans or, in the case of any unwritten material CenturyLink Benefit Plan, a description thereof, (ii) the most recent annual report on Form 5500 (other than Schedule SSA thereto) filed with the Internal Revenue Service (the “IRS”) with respect to each material CenturyLink Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each material CenturyLink Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any material CenturyLink Benefit Plan and (v) the most recent financial statements and actuarial reports for each CenturyLink Benefit Plan (if any).  For purposes of this Agreement, “CenturyLink Benefit Plans” means, collectively (i) all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), other than any plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “CenturyLink Multiemployer Plan”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, arrangements or understandings providing, or designed to provide, material benefits to any current or former directors, officers, employees or consultants of CenturyLink or any CenturyLink Subsidiary and (ii) all employment, consulting, indemnification, severance, retention, change of control or termination agreements or arrangements (including collective bargaining agreements) between CenturyLink or any CenturyLink Subsidiary and any current or former directors, officers, employees or consultants of CenturyLink or any CenturyLink Subsidiary.

(b)           All CenturyLink Benefit Plans which are intended to be qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, have been the subject of, have timely applied for or have not been eligible to apply for, as of the date of this Agreement, determination letters from the IRS to the effect that such CenturyLink Benefit Plans and the trusts created thereunder are so qualified and tax-exempt, and no such determination letter has been revoked nor, to the Knowledge of CenturyLink, has revocation been threatened, nor has any such CenturyLink Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

(c)           Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a CenturyLink Material Adverse Effect, (i) no CenturyLink Benefit Plan which is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code or Section 4971 of the Code (a “CenturyLink Pension Plan”) had, as of the respective last annual valuation date for each such CenturyLink Pension Plan, an “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Qwest, (ii) none of the CenturyLink Pension Plans either (A) has an “accumulated funding deficiency” or (B) has failed to meet any “minimum funding standards”, as applicable (as such terms are defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, (iii) none of CenturyLink, any CenturyLink Subsidiary, any officer of CenturyLink or any CenturyLink Subsidiary or any of the CenturyLink Benefit Plans which are subject to ERISA, including the CenturyLink Pension Plans, any trust created thereunder or, to the Knowledge of CenturyLink, any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject CenturyLink, any CenturyLink Subsidiary or any officer of CenturyLink or any CenturyLink Subsidiary to the Tax or penalty on prohibited transactions imposed by the Code, ERISA or other applicable Law, (iv) no CenturyLink Benefit Plans and trusts have been terminated, nor is there any intention or expectation to terminate CenturyLink Benefit Plans and trusts, (v) no CenturyLink Benefit Plans and trusts are the subject of any proceeding by any Person, including any Governmental Entity, that could be reasonably expected to result in a termination of any CenturyLink Benefit Plan or trust, (vi) there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any CenturyLink Pension Plan during the last six years as to which the 30-day advance-notice requirement has not been waived and (vii) neither CenturyLink nor any CenturyLink Subsidiary has, or within the past six years had, contributed to, been required to contribute to, or has any liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any CenturyLink Multiemployer Plan.

(d)           With respect to each CenturyLink Benefit Plan that is an employee welfare benefit plan, such CenturyLink Benefit Plan (including any CenturyLink Benefit Plan covering retirees or other former employees) may be amended to reduce benefits or limit the liability of CenturyLink or the CenturyLink Subsidiaries or terminated, in each case, without material liability to CenturyLink and the CenturyLink Subsidiaries on or at any time after the Effective Time.

(e)           No CenturyLink Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law).

(f)            Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a CenturyLink Material Adverse Effect, (i) each CenturyLink Benefit Plan and its related trust, insurance contract or other funding vehicle has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other Laws applicable to such CenturyLink Benefit Plan and (ii) CenturyLink and each of the CenturyLink Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to the CenturyLink Benefit Plans.

(g)           Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a CenturyLink Material Adverse Effect, there are no pending or, to the Knowledge of CenturyLink, threatened claims by or on behalf of any participant in any of the CenturyLink Benefit Plans, or otherwise involving any such CenturyLink Benefit Plan or the assets of any CenturyLink Benefit Plan, other than routine claims for benefits.

(h)           None of the execution and delivery of this Agreement, the obtaining of the CenturyLink Shareholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or consultant of CenturyLink or any of the CenturyLink Subsidiaries to any compensation or benefit, (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any CenturyLink Benefit Plan or (C) result in any breach or violation of, default under or limit CenturyLink’s right to amend, modify or terminate any CenturyLink Benefit Plan.

(i)            There has been no disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by CenturyLink or any CenturyLink Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise that has had or would be reasonably expected to have, individually or in the aggregate, a CenturyLink Material Adverse Effect.

(j)            Each CenturyLink Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code has since (i) January 1, 2005 been maintained and operated in good faith compliance with Section 409A of the Code and Notice 2005-1, (ii) October 3, 2004, not been “materially modified” (within the meaning of Notice 2005-1) and (iii) January 1, 2009, been in documentary and operational compliance in all material respects with Section 409A of the Code.

(k)           Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a CenturyLink Material Adverse Effect, all contributions required to be made to any CenturyLink Benefit Plan by applicable Law, regulation, any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements set forth in the CenturyLink SEC Documents.  Each CenturyLink Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” with the meaning of Section 419 of the Code or (ii) is unfunded.

(l)            Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a CenturyLink Material Adverse Effect, there does not now exist,

nor do any circumstances exist that are reasonably likely to result in, any Controlled Group Liability that would be a liability of CenturyLink or any CenturyLink Subsidiary following the Closing.  Without limiting the generality of the foregoing, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a CenturyLink Material Adverse Effect, neither CenturyLink nor any CenturyLink Subsidiary, nor any of their respective ERISA Affiliates, has engaged in any transaction described in (i) Section 4069 or (ii) Section 4204 or 4212 of ERISA with respect to any CenturyLink Multiemployer Plans.

(m)          Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a CenturyLink Material Adverse Effect, all CenturyLink Benefit Plans subject to the laws of any jurisdiction outside the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all the requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

SECTION 3.11.   Litigation.  There is no suit, action or other proceeding pending or, to the Knowledge of CenturyLink, threatened against CenturyLink or any CenturyLink Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a CenturyLink Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of CenturyLink, investigation by any Governmental Entity involving CenturyLink or any CenturyLink Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a CenturyLink Material Adverse Effect.  Since the date of this Agreement, there has been no change, event or development in any suit, action or proceeding that was pending against CenturyLink or any CenturyLink Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a CenturyLink Material Adverse Effect (it being agreed that for purposes of this Section 3.11, effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a CenturyLink Material Adverse Effect has occurred or would reasonably be expected to occur).

SECTION 3.12.   Compliance with Applicable Laws.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a CenturyLink Material Adverse Effect, CenturyLink and the CenturyLink Subsidiaries are in compliance with all applicable Laws and CenturyLink Permits, including all applicable rules, regulations, directives or policies of the FCC, State Regulators or any other Governmental Entity.  To the Knowledge of CenturyLink, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a CenturyLink Material Adverse Effect, no action, demand or investigation by or before any Governmental Entity is pending or threatened alleging that CenturyLink or a CenturyLink Subsidiary is not in compliance with any applicable Law or CenturyLink Permit or which challenges or questions the validity of any rights of the holder of any CenturyLink Permit.  This section does not relate to Tax matters, employee benefits matters, environmental matters or Intellectual Property Rights matters, which are the subjects of Sections 3.09, 3.10, 3.13 and 3.16, respectively.

SECTION 3.13.   Environmental Matters.  (a)  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a CenturyLink Material Adverse Effect:

(i)            CenturyLink and the CenturyLink Subsidiaries are in compliance with all Environmental Laws, and neither CenturyLink nor any CenturyLink Subsidiary has received any written communication from a Governmental Entity that alleges that CenturyLink or any CenturyLink Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law;

(ii)           CenturyLink and the CenturyLink Subsidiaries have obtained and are in compliance with all Permits issued pursuant to any Environmental Law applicable to CenturyLink, the CenturyLink Subsidiaries and the CenturyLink Properties and all such Permits are valid and in good standing and will not be subject to modification or revocation as a result of the transactions contemplated by this Agreement (it being agreed that for purposes of this Section 3.13(a)(ii), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a CenturyLink Material Adverse Effect has occurred or would reasonably be expected to occur);

(iii)          there are no Environmental Claims pending or, to the Knowledge of CenturyLink, threatened against CenturyLink or any of the CenturyLink Subsidiaries;

(iv)          there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against CenturyLink or any of the CenturyLink Subsidiaries or against any Person whose liabilities for such Environmental Claims CenturyLink or any of the CenturyLink Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; and

(v)           neither CenturyLink nor any of the CenturyLink Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against CenturyLink or any of the CenturyLink Subsidiaries.

(b)           As used herein:

(i)            “Environmental Claim” means any administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (y) the presence or Release of, or exposure to, any Hazardous

Materials at any location; or (z) the failure to comply with any Environmental Law or any Permit issued pursuant to Environmental Law.

(ii)           “Environmental Laws” means all applicable Federal, national, state, provincial or local Laws, Judgments, or Contracts issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or protection of endangered or threatened species, human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

(iii)          “Hazardous Materials” means (y) any petroleum or petroleum products, explosive or radioactive materials or wastes, asbestos in any form, and polychlorinated biphenyls; and (z) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law.

(iv)          “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

SECTION 3.14.   Contracts.  (a)  As of the date of this Agreement, neither CenturyLink nor any CenturyLink Subsidiary is a party to any Contract required to be filed by CenturyLink as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed CenturyLink Contract”) that has not been so filed.

(b)           Section 3.14 of the CenturyLink Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and CenturyLink has made available to Qwest true and complete copies, of (i) other than CenturyLink Permits imposing geographical limitations on operations, each agreement, Contract, understanding, or undertaking to which CenturyLink or any of the CenturyLink Subsidiaries is a party that restricts in any material respect the ability of CenturyLink or its Affiliates to compete in any business or with any Person in any geographical area, (ii) each loan and credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge, or other similar agreement pursuant to which any material Indebtedness of CenturyLink or any of the CenturyLink Subsidiaries is outstanding or may be incurred, other than any such agreement between or among CenturyLink and the wholly owned CenturyLink Subsidiaries, (iii) each partnership, joint venture or similar agreement, Contract, understanding or undertaking to which CenturyLink or any of the CenturyLink Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the CenturyLink Subsidiaries, in each case material to CenturyLink and the CenturyLink Subsidiaries, taken as a whole, (iv) each indemnification, employment, consulting, or other material agreement, Contract, understanding or undertaking with (x) any member of the CenturyLink Board or (y) any executive officer of CenturyLink, in each case, other than those Contracts filed as exhibits (including exhibits incorporated by reference) to any Filed CenturyLink SEC Documents or Contracts terminable by CenturyLink or any of the CenturyLink

Subsidiaries on no more than 30 days’ notice without liability or financial obligation to CenturyLink or any of the CenturyLink Subsidiaries, (v) each agreement, Contract, understanding or undertaking relating to the disposition or acquisition by CenturyLink or any of the CenturyLink Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business, (vi) each material hedge, collar, option, forward purchasing, swap, derivative, or similar agreement, Contract, understanding or undertaking, and (vii) each agreement containing any “standstill” provisions or provisions of similar effect to which CenturyLink or any of the CenturyLink Subsidiaries is a party or of which CenturyLink or any of the CenturyLink Subsidiaries is a beneficiary.  Each agreement, understanding or undertaking of the type described in this Section 3.14(b) and each Filed CenturyLink Contract is referred to herein as a “CenturyLink Material Contract.”

(c)           Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a CenturyLink Material Adverse Effect (it being agreed that for purposes of this Section 3.15(c), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a CenturyLink Material Adverse Effect has occurred or would reasonably be expected to occur), (i) each CenturyLink Material Contract (including, for purposes of this Section 3.14(c), any Contract entered into after the date of this Agreement that would have been a CenturyLink Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of CenturyLink or one of the CenturyLink Subsidiaries, as the case may be, and, to the Knowledge of CenturyLink, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such CenturyLink Material Contract is in full force and effect, and (iii) none of CenturyLink or any of the CenturyLink Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such CenturyLink Material Contract and, to the Knowledge of CenturyLink, no other party to any such CenturyLink Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

SECTION 3.15.   Properties.  (a)  CenturyLink and each CenturyLink Subsidiary has good and valid title to, or good and valid leasehold interests in, all their respective properties and assets (the “CenturyLink Properties”) except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a CenturyLink Material Adverse Effect.  The CenturyLink Properties are, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of CenturyLink and the CenturyLink Subsidiaries as presently conducted, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a CenturyLink Material Adverse Effect.  All of the CenturyLink Properties are free and clear of all Liens, except for Liens on material CenturyLink Properties that, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material CenturyLink Properties to which they relate in the conduct of CenturyLink and the CenturyLink Subsidiaries as presently conducted and Liens on other CenturyLink Properties that, individually or in the aggregate, have not had and would not reasonably be expected to have a

CenturyLink Material Adverse Effect.  This Section 3.15 does not relate to Intellectual Property Rights matters, which are the subject of Section 3.16.

(b)           CenturyLink and each of the CenturyLink Subsidiaries has complied with the terms of all leases, subleases and licenses entitling it to the use of real property owned by third parties (“CenturyLink Leases”), and all CenturyLink Leases are valid and in full force and effect, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a CenturyLink Material Adverse Effect.  CenturyLink and each CenturyLink Subsidiary is in exclusive possession of the properties or assets purported to be leased under all the CenturyLink Leases, except for such failures to have such possession of material properties or assets as, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material properties and assets to which they relate in the conduct of CenturyLink and CenturyLink Subsidiaries as presently conducted and failures to have such possession of immaterial properties or assets as, individually or in the aggregate, have not had and would not reasonably be expected to have a CenturyLink Material Adverse Effect.

SECTION 3.16.   Intellectual Property.  CenturyLink and the CenturyLink Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent applications, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, trade secrets, designs, domain names, lists, data, databases, processes, methods, schematics, technology, know-how, documentation, and other proprietary intellectual property rights and any such rights in computer programs (collectively, “Intellectual Property Rights”) as used in their business as presently conducted, except where the failure to have the right to use such Intellectual Property Rights, individually or in the aggregate, has not had and would not reasonably be expected to have a CenturyLink Material Adverse Effect.  No actions, suits or other proceedings are pending or, to the Knowledge of CenturyLink, threatened that CenturyLink or any of the CenturyLink Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property Right, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a CenturyLink Material Adverse Effect.  To the Knowledge of CenturyLink, no Person is infringing, misappropriating or otherwise violating the rights of CenturyLink or any of the CenturyLink Subsidiaries with respect to any Intellectual Property Right owned by CenturyLink or any of the CenturyLink Subsidiaries, except for such infringement, misappropriation or violation that, individually or in the aggregate, has not had and would not reasonably be expected to have, a CenturyLink Material Adverse Effect.  Since January 1, 2008, no prior or current employee or officer or any prior or current consultant or contractor of CenturyLink or any of the CenturyLink Subsidiaries has asserted or, to the Knowledge of CenturyLink, has any ownership in any Intellectual Property Rights used by CenturyLink or any of the CenturyLink Subsidiaries in the operation of their respective businesses, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a CenturyLink Material Adverse Effect.

SECTION 3.17.   Communications Regulatory Matters.  (a)  CenturyLink and each CenturyLink Subsidiary hold (i) all approvals, authorizations, certificates and licenses issued by the FCC or the state or local public service or public utility commissions or other similar state or local regulatory bodies (“State Regulators”) that are required for CenturyLink and each CenturyLink Subsidiary to conduct its business, as presently conducted, which approvals, authorizations, certificates and licenses are set forth in Section 3.17(a)(i) of the CenturyLink Disclosure Letter, and (ii) all other material regulatory permits, approvals, licenses and other authorizations, including franchises, ordinances and other agreements granting access to public rights of way, issued or granted to CenturyLink or any CenturyLink Subsidiary by a Governmental Entity that are required for CenturyLink and each CenturyLink Subsidiary to conduct its business, as presently conducted (clauses (i) and (ii) collectively, the “CenturyLink Licenses”).

(b)           Each CenturyLink License is valid and in full force and effect and has not been suspended, revoked, canceled or adversely modified, except where the failure to be in full force and effect, or the suspension, revocation, cancellation or modification of which has not had and would not reasonably be expected to have, individually or in the aggregate, a CenturyLink Material Adverse Effect.  No CenturyLink License is subject to (i) any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements have not had and would not reasonably be expected to have, individually or in the aggregate, a CenturyLink Material Adverse Effect, or (ii) any pending regulatory proceeding or judicial review before a Governmental Entity, unless such pending regulatory proceeding or judicial review has not had and would not reasonably be expected to have, individually or in the aggregate, a CenturyLink Material Adverse Effect.  CenturyLink has no Knowledge of any event, condition or circumstance that would preclude any CenturyLink License from being renewed in the ordinary course (to the extent that such CenturyLink License is renewable by its terms), except where the failure to be renewed has not had and would not reasonably be expected to have, individually or in the aggregate, a CenturyLink Material Adverse Effect.

(c)           The licensee of each CenturyLink License is in compliance with each CenturyLink License and has fulfilled and performed all of its obligations with respect thereto, including all reports, notifications and applications required by the Communications Act or the rules, regulations, policies, instructions and orders of the FCC (the “FCC Rules”) or similar rules, regulations, policies, instructions and orders of State Regulators, and the payment of all regulatory fees and contributions, except (i) for exemptions, waivers or similar concessions or allowances and (ii) where such failure to be in compliance, fulfill or perform its obligations or pay such fees or contributions has not had, or would not reasonably be expected to have, individually or in the aggregate, a CenturyLink Material Adverse Effect.

(d)           CenturyLink or a CenturyLink Subsidiary owns 100% of the equity and controls 100% of the voting power and decision-making authority of each licensee of the CenturyLink Licenses.

SECTION 3.18.   Agreements with Regulatory Agencies.  Neither CenturyLink nor any of the CenturyLink Subsidiaries is subject to any material cease-and-desist or other material order or enforcement action issued by, or is a party to any material written agreement, consent agreement or memorandum of understanding with, or is a party to any material commitment letter or similar undertaking to, or is subject to any material order or directive by, or has been ordered to pay any material civil money penalty by, any Governmental Entity (other than a taxing authority, which is covered by Section 3.09), other than those of general application that apply to similarly situated providers of the same services or their Subsidiaries (each item in this sentence, whether or not set forth in the CenturyLink Disclosure Letter, a “CenturyLink Regulatory Agreement”), nor has CenturyLink or any of the CenturyLink Subsidiaries been advised in writing since January 1, 2008, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such CenturyLink Regulatory Agreement.

SECTION 3.19.   Labor Matters.  As of the date of this Agreement, Section 3.19 of the CenturyLink Disclosure Letter sets forth a true and complete list of all collective bargaining or other labor union contracts applicable to any employees of CenturyLink or any of the CenturyLink Subsidiaries.  To the Knowledge of CenturyLink, as of the date of this Agreement, no labor organization or group of employees of CenturyLink or any CenturyLink Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority.  To the Knowledge of CenturyLink, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving CenturyLink or any CenturyLink Subsidiary.  None of CenturyLink or any of the CenturyLink Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union Contract applicable to any employees of CenturyLink or any of the CenturyLink Subsidiaries, except for any breaches, failures to comply or disputes that, individually or in the aggregate, have not had and would not reasonably be expected to have a CenturyLink Material Adverse Effect.  There are no written grievances or written complaints outstanding or, to the Knowledge of CenturyLink, threatened that individually or in the aggregate, has had or would reasonably be expected to have a CenturyLink Material Adverse Effect.  CenturyLink has made available to Qwest true and complete copies of all collective bargaining agreements and other labor union contracts (including all amendments thereto) applicable to any employees of CenturyLink or any CenturyLink Subsidiary (the “CenturyLink CBAs”).  Except as otherwise set forth in the CenturyLink CBAs, neither CenturyLink nor any CenturyLink Subsidiary (a) as of the date of this Agreement, has entered into any agreement, arrangement or understanding, whether written or oral, with any union, trade union, works council or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the consummation of the Merger or other transactions contemplated by this Agreement or the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them) or (b) has any express commitment, whether legally enforceable or not, to, or not to, modify, change or terminate any CenturyLink Benefit Plan.

SECTION 3.20.   Brokers’ Fees and Expenses.  No broker, investment banker, financial advisor or other Person, other than Barclays Capital Inc., Evercore Group LLC and J.P. Morgan Securities Inc. (the “CenturyLink Financial Advisors”), the fees and expenses of which will be paid by CenturyLink, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of CenturyLink.  CenturyLink will furnish to Qwest, promptly after the execution of such agreements, true and complete copies of all agreements between or among CenturyLink and/or Merger Sub and the

CenturyLink Financial Advisors relating to the Merger or any of the other transactions contemplated by this Agreement.

SECTION 3.21.   Opinion of Financial Advisor.  The CenturyLink Board has received oral opinions from the CenturyLink Financial Advisors, to be confirmed in writing (with a copy provided solely for information purposes to Qwest promptly upon receipt by CenturyLink), to the effect that, as of the date of this Agreement, the consideration to be paid in the Merger by CenturyLink is fair to CenturyLink from a financial point of view.

SECTION 3.22.   Insurance.  Each of CenturyLink and the CenturyLink Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a CenturyLink Material Adverse Effect, each insurance policy of CenturyLink or any CenturyLink Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policies is purported to be in effect, and neither CenturyLink nor any of the CenturyLink Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy.  There is no claim by CenturyLink or any of the CenturyLink Subsidiaries pending under any such policies that (a) has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (b) if not paid would constitute a CenturyLink Material Adverse Effect.

SECTION 3.23.   Merger Sub.  CenturyLink is the sole stockholder of Merger Sub.  Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

SECTION 3.24.   Affiliate Transactions.  Except for (i) employment-related Contracts filed or incorporated by reference as an exhibit to the Filed CenturyLink SEC Documents, (ii) CenturyLink Benefits Plans or (iii) Contracts or arrangements entered into in the ordinary course of business with customers, suppliers or service providers, Section 3.24 of the CenturyLink Disclosure Letter sets forth a correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement between CenturyLink any of its Subsidiaries, on the one hand, and, on the other hand, any (x) present executive officer or director of either CenturyLink or any of the CenturyLink Subsidiaries or any person that has served as such an executive officer or director within the last five years or any of such officer’s or director’s immediate family members, (y) record or beneficial owner of more than 5% of the shares of CenturyLink Common Stock as of the date hereof or (z) to the Knowledge of CenturyLink, any affiliate of any such officer, director or owner (other than CenturyLink or any of the CenturyLink Subsidiaries).

SECTION 3.25.   Foreign Corrupt Practices Act.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a CenturyLink Material Adverse Effect, (a) CenturyLink and its Affiliates, directors, officers and employees have complied with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1997 and 2000)) (the “Foreign Corrupt Practices Act”), and any other applicable anticorruption or antibribery laws; (b) CenturyLink and its Affiliates have developed and implemented a Foreign Corrupt Practices Act compliance program which includes corporate policies and procedures designed to ensure compliance with the Foreign Corrupt Practices Act and any other applicable anticorruption and antibribery laws; and (c) except for “facilitating payments” (as such term is defined in the Foreign Corrupt Practices Act and other applicable Laws), neither CenturyLink nor any of its Affiliates, directors, officers, employees, agents or other representatives acting on its behalf have directly or indirectly (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any applicable Law, (iii) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, (v) taken any action or made any omission in violation of any applicable law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts.

SECTION 3.26.   No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, Qwest acknowledges that none of CenturyLink, the CenturyLink Subsidiaries or any other Person on behalf of CenturyLink makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE IV

Representations and Warranties of Qwest

Qwest represents and warrants to CenturyLink and Merger Sub that the statements contained in this Article IV are true and correct except as set forth in the Qwest SEC Documents filed and publicly available after January 1, 2010 and prior to the date of this Agreement (the “Filed Qwest SEC Documents”) (excluding any disclosures in the Filed Qwest SEC Documents in any risk factors section, in any section related to forward looking statements and other disclosures that are predictive or forward-looking in nature) or in the disclosure letter delivered by Qwest to CenturyLink at or before the execution and delivery by Qwest of this Agreement (the “Qwest Disclosure Letter”).  The Qwest Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify other sections in this Article IV to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

SECTION 4.01.   Organization, Standing and Power.  Each of Qwest and each of Qwest’s Subsidiaries (the “Qwest Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Qwest Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Qwest Material Adverse Effect.  Each of Qwest and the Qwest Subsidiaries has all requisite power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Qwest Permits”), except where the failure to have such power or authority or to possess Qwest Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Qwest Material Adverse Effect.  Each of Qwest and the Qwest Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Qwest Material Adverse Effect.  Qwest has delivered or made available to CenturyLink, prior to execution of this Agreement, true and complete copies of the amended and restated certificate of incorporation of Qwest in effect as of the date of this Agreement (the “Qwest Charter”) and the by-laws of Qwest in effect as of the date of this Agreement (the “Qwest By-laws”).

SECTION 4.02.   Qwest Subsidiaries.  (a)  All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Qwest Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Qwest, by another Qwest Subsidiary or by Qwest and another Qwest Subsidiary, free and clear of all material Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws.  Section 4.02(a) of the Qwest Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Qwest Subsidiaries.

(b)           Except for the capital stock and voting securities of, and other equity interests in, the Qwest Subsidiaries, neither Qwest nor any Qwest Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

SECTION 4.03.   Capital Structure.  (a)  The authorized capital stock of Qwest consists of 5,000,000,000 shares of Qwest Common Stock and 200,000,000 shares of preferred stock, par value $1.00 per share (the “Qwest Preferred Stock” and together with the Qwest Common Stock, the “Qwest Capital Stock”).  At the close of business on April 19, 2010, (i) 1,735,923,600 shares of Qwest Common Stock were issued and outstanding (excluding treasury and rabbi trust shares), of which 13,015,655 were Qwest Restricted Shares, (ii) no shares of Qwest Preferred Stock were issued and outstanding, (iii) 10,830,529 shares of Qwest Common Stock were held by Qwest in its treasury, (iv) 21,868 shares of Qwest Common Stock were held by Qwest in rabbi trust, (v) 173,592,360 shares of Qwest Common Stock were reserved and available for issuance pursuant to the Qwest Stock Plans, of which (A) 60,411,831 shares were issuable upon exercise of outstanding Qwest Stock Options and (B) 35,714,000 shares were potentially issuable under outstanding Qwest performance shares (assuming payout of 200%, which is the maximum attainable), (vi) 5,351,707 shares of Qwest Common Stock were reserved for issuance under the Qwest Employee Stock Purchase Plan (the “Qwest ESPP”), (vii) 24,519,454 shares of Qwest Common Stock were reserved for issuance under the Qwest Savings and Investment Plan (the “Qwest 401(k) Plan”), (viii) 83,267 shares of Qwest Common Stock were reserved for issuance under the Qwest Equity Incentive Plan for Nonemployee Directors, (ix) 10,000,000 shares of Qwest Common Stock were reserved for issuance under the Qwest Nonqualified Employee Stock Purchase Plan (the “Qwest Nonqualified ESPP”), (x) 64,312,614 shares of Qwest Common Stock were reserved for issuance in connection with exchanges of Qwest debt securities for Qwest Common Stock, and (xi) the number of unissued shares of Qwest Common Stock as may be issuable upon conversion of Qwest’s 3.50% Convertible Senior Notes due 2025 (the “Qwest Convertible Notes”) were reserved for issuance.  Except as set forth in this Section 4.03(a), at the close of business on April 19, 2010, no shares of capital stock or voting securities of, or other equity interests in, Qwest were issued, reserved for issuance or outstanding.  From the close of business on April 19, 2010 to the date of this Agreement, there have been no issuances by Qwest of shares of capital stock or voting securities of, or other equity interests in, Qwest, other than the issuance of Qwest Common Stock upon the exercise of Qwest Stock Options outstanding at the close of business on April 19, 2010 and in accordance with their terms in effect at such time.

(b)           All outstanding shares of Qwest Common Stock (including Qwest Restricted Shares) are, and, at the time of issuance, all such shares that may be issued upon the exercise of Qwest Stock Options or pursuant to the Qwest Stock Plans or the Qwest ESPP will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Qwest Charter, the Qwest By-laws or any Contract to which Qwest is a party or otherwise bound.  Except as set forth above in this Section 4.03, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Qwest or any Qwest Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of Qwest or any Qwest Subsidiary or any securities of Qwest or any Qwest Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Qwest or any Qwest Subsidiary, (y) any warrants, calls, options or other rights to acquire from Qwest or any Qwest Subsidiary, or any other obligation of Qwest or any Qwest Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Qwest or any Qwest Subsidiary or (z) any rights issued by or other obligations of Qwest or any Qwest Subsidiary that are linked in any way to the price of any class of Qwest Capital Stock or any shares of capital stock of any Qwest Subsidiary, the value of Qwest, any Qwest Subsidiary or any part of Qwest or any Qwest Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Qwest or any Qwest Subsidiary.  Except for acquisitions, or deemed acquisitions, of Qwest Common Stock or other equity securities of Qwest in connection with (i) the payment of the exercise price of Qwest Stock Options with Qwest Common Stock (including but not limited to in connection with “net exercises”), (ii) required tax withholding in connection with the exercise of Qwest Stock Options, the vesting of Qwest Restricted Shares and the vesting or delivery of other awards pursuant to the Qwest Stock Plans, and (iii) forfeitures of Qwest Stock Options and Qwest

Restricted Shares, there are not any outstanding obligations of Qwest or any of the Qwest Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Qwest or any Qwest Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence.  With respect to Qwest Stock Options, (i) each grant of a Qwest Stock Option was duly authorized no later than the Grant Date for such option by all necessary corporate action, including, as applicable, approval by the Qwest Board (or a duly constituted and authorized committee or subcommittee thereof), and (ii) the per share exercise price of each Qwest Stock Option was at least equal to the fair market value of a share of Qwest Common Stock on the applicable Grant Date.  There are no debentures, bonds, notes or other Indebtedness of Qwest having the right to vote (or, other than the Qwest Convertible Notes, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Qwest may vote (“Qwest Voting Debt”).  Neither Qwest nor any of the Qwest Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Qwest.  Neither Qwest nor any of the Qwest Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Qwest or any of the Qwest Subsidiaries.

(c)           Qwest has the right to call all of the outstanding Qwest Convertible Notes for redemption at a redemption price in cash equal to 100% of the principal amount thereof, together with accrued and unpaid interest, on November 20, 2010, and if any holder of Qwest Convertible Notes exercises its conversion rights thereunder, Qwest has the right to pay cash in lieu of all shares that would otherwise be issuable upon such conversion.  The Qwest Convertible Notes are not, as of the date hereof, convertible by the holders thereof and Qwest has not issued any shares of Qwest Common Stock upon conversion of the Qwest Convertible Notes.

SECTION 4.04.   Authority; Execution and Delivery; Enforceability.  (a)  Qwest has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the Qwest Stockholder Approval.  The Board of Directors of Qwest (the “Qwest Board”) has adopted resolutions, by unanimous vote at a meeting duly called at which a quorum of directors of Qwest was present, (i) approving the execution, delivery and performance of this Agreement, (ii) determining that entering into this Agreement is in the best interests of Qwest and its stockholders, (iii) declaring this Agreement advisable and (iv) recommending that Qwest’s stockholders adopt this Agreement and directing that this Agreement be submitted to Qwest’s stockholders for adoption at a duly held meeting of such stockholders for such purpose (the “Qwest Stockholders Meeting”).  As of the date of this Agreement, such resolutions have not been amended or withdrawn.  Except for the adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of Qwest Common Stock entitled to vote at the Qwest Stockholders Meeting (the “Qwest Stockholder Approval”), no other corporate proceedings on the part of Qwest are necessary to authorize or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL).  Qwest has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by CenturyLink and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)           The Qwest Board has adopted such resolutions as are necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.  No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

SECTION 4.05.   No Conflicts; Consents.  (a)  The execution and delivery by Qwest of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement (including, without limitation, the redemption of the Qwest Convertible Notes) will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Qwest or any Qwest Subsidiary under, any provision of (i) the Qwest Charter, the Qwest By-laws or the comparable charter or organizational documents of any Qwest Subsidiary (assuming that the Qwest Stockholder Approval is obtained), (ii) any Contract to which Qwest or any Qwest Subsidiary is a party or by which any of their respective properties or assets is bound or any Qwest Permit or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law, in each case, applicable to Qwest or any Qwest Subsidiary or their respective properties or assets (assuming that the Qwest Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Qwest Material Adverse Effect (it being agreed that for purposes of this Section 4.05(a), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Qwest Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b)           No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to Qwest or any Qwest Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Form S-4, and (C) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the HSR Act, and such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation or similar Laws, (iii) the filing of the Certificate of Merger with the Secretary of State of the

State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which CenturyLink and Qwest are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Merger Consideration, (v) such Consents from, or registrations, declarations, notices or filings made to or with, the FCC or any other Governmental Entities (including State Regulators and local cable franchise authorities) (other than with respect to securities, antitrust, competition, trade regulation or similar Laws), in each case as may be required in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and are required with respect mergers, business combinations or changes in control of telecommunications companies generally, (vi) such filings with and approvals of the NYSE as are required to permit the consummation of the Merger and the listing of the Merger Consideration and (vii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Qwest Material Adverse Effect (it being agreed that for purposes of this Section 4.05(b), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Qwest Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

SECTION 4.06.   SEC Documents; Undisclosed Liabilities.  (a)  Qwest has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Qwest with the SEC since January 1, 2008 (such documents, together with any documents filed with the SEC during such period by Qwest on a voluntary basis on a Current Report on Form 8-K, but excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “Qwest SEC Documents”).

(b)           Each Qwest SEC Document (i) at the time filed, complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Qwest SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the consolidated financial statements of Qwest included in the Qwest SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Qwest and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)           Except (i) as reflected or reserved against in Qwest’s consolidated audited balance sheet as of December 31, 2009 (or the notes thereto) as included in the Filed Qwest SEC Documents and (ii) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Qwest nor any Qwest Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Qwest Material Adverse Effect.

(d)           Each of the chief executive officer of Qwest and the chief financial officer of Qwest (or each former chief executive officer of Qwest and each former chief financial officer of Qwest, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Qwest SEC Documents, and the statements contained in such certifications are true and accurate.  None of Qwest or any of the Qwest Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e)           Qwest maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Qwest’s properties or assets.

(f)            The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Qwest are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Qwest in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Qwest, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Qwest to make the certifications required under the Exchange Act with respect to such reports.

(g)           Neither Qwest nor any of the Qwest Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Qwest and any of the Qwest Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Qwest or any of the Qwest Subsidiaries in Qwest’s or such Qwest Subsidiary’s published financial statements or other Qwest SEC Documents.

(h)           Since January 1, 2008, none of Qwest, Qwest’s independent accountants, the Qwest Board or the audit committee of the Qwest Board has received any oral or written notification of any (x) “significant deficiency” in the internal controls over financial reporting of

Qwest, (y) “material weakness” in the internal controls over financial reporting of Qwest or (z) fraud, whether or not material, that involves management or other employees of Qwest who have a significant role in the internal controls over financial reporting of Qwest.

(i)            None of the Qwest Subsidiaries other than Qwest Corporation is, or has at any time since January 1, 2008 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

SECTION 4.07.   Information Supplied.  None of the information supplied or to be supplied by Qwest for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of CenturyLink’s shareholders and Qwest’s stockholders or at the time of each of the CenturyLink Shareholders Meeting and the Qwest Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Qwest with respect to statements made or incorporated by reference therein based on information supplied by CenturyLink or Merger Sub for inclusion or incorporation by reference therein.

SECTION 4.08.   Absence of Certain Changes or Events.  Since January 1, 2010, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Qwest Material Adverse Effect.  From January 1, 2010 to the date of this Agreement, each of Qwest and the Qwest Subsidiaries has conducted its respective business in the ordinary course in all material respects, and during such period there has not occurred:

(a)           any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock or voting securities of, or other equity interests in, Qwest or the capital stock or voting securities of, or other equity interests in, any of the Qwest Subsidiaries (other than (x) regular quarterly cash dividends in an amount not exceeding $0.08 per share of Qwest Common Stock and (y) dividends or other distributions by a direct or indirect wholly owned Qwest Subsidiary to its parent) or any repurchase for value by Qwest of any capital stock or voting securities of, or other equity interests in, Qwest or the capital stock or voting securities of, or other equity interests in, any of the Qwest Subsidiaries;

(b)           any incurrence of material Indebtedness for borrowed money or any guarantee of such Indebtedness for another Person, or any issue or sale of debt securities, warrants or other rights to acquire any debt security of Qwest or any Qwest Subsidiary other than the issuance of commercial paper or draws on existing revolving credit facilities in the ordinary course of business;

(c)           (i) any transfer, lease, license, sale, mortgage, pledge or other disposal or encumbrance of any of Qwest’s or Qwest’s Subsidiaries’ property or assets outside of the ordinary course of business consistent with past practice with a fair market value in excess of $10,000,000 or (ii) any acquisitions of businesses, whether by merger, consolidation, purchase of property or assets or otherwise;

(d)           (i) any granting by Qwest or any Qwest Subsidiary to any current or former director or officer of Qwest or any Qwest Subsidiary of any material increase in compensation, bonus or fringe or other benefits or any granting of any type of compensation or benefits to any such Person not previously receiving or entitled to receive such type of compensation or benefits, except in the ordinary course of business consistent with past practice or as was required under any Qwest Benefit Plan in effect as of January 1, 2010, (ii) any granting by Qwest or any Qwest Subsidiary to any Person of any severance, retention, change in control or termination compensation or benefits or any material increase therein, except with respect to new hires and promotions in the ordinary course of business and except as was required under any Qwest Benefit Plan in effect as of January 1, 2010, or (iii) any entry into or adoption of any material Qwest Benefit Plan or any material amendment of any such material Qwest Benefit Plan;

(e)           any change in accounting methods, principles or practices by Qwest or any Qwest Subsidiary, except insofar as may have been required by a change in GAAP; or

(f)            any material elections or changes thereto with respect to Taxes by Qwest or any Qwest Subsidiary or any settlement or compromise by Qwest or any Qwest Subsidiary of any material Tax liability or refund, other than in the ordinary course of business.

SECTION 4.09.   Taxes.  (a)  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Qwest Material Adverse Effect:  (i) each of Qwest and each Qwest Subsidiary has timely filed, taking into account any extensions, all Tax Returns required to have been filed and such Tax Returns are accurate and complete; (ii) each of Qwest and each Qwest Subsidiary has paid all Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; and (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against Qwest or any Qwest Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings.

(b)           Neither Qwest nor any Qwest Subsidiary is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Qwest and wholly owned Qwest Subsidiaries).

(c)           Within the past two years, neither Qwest nor any Qwest Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(d)           Neither Qwest nor any Qwest Subsidiary has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state law).

(e)           Neither Qwest nor any Qwest Subsidiary has taken any action or knows of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(f)            The consolidated net operating loss of Qwest and its U.S. Subsidiaries as of December 31, 2009 is not materially less than $5.77 billion.  Except in connection with the transactions contemplated by this Agreement, these losses are not subject to limitation pursuant to Section 382 of the Code or the separate return limited year restrictions contained in the Treasury Regulations.  If December 31, 2009 is treated as a testing date for purposes of Section 382, the percentage of Qwest Common Stock owned by 5-percent shareholders (as defined in Section 382 of the Code and accompanying Treasury Regulations) has increased by less than 26 percentage points over the lowest percentage of Qwest Common Stock held by such 5-percent shareholders over the testing period, and Schedule 4.09(f) sets forth the five-percent shareholders whose Common Stock ownership Qwest is required to determine (within the meaning of Section 382 of the Code and accompanying Treasury Regulations), their percentage ownership of Qwest Common Stock, and their lowest percentage ownership of Qwest Common Stock over the testing period.  Except in connection with the transactions contemplated by this Agreement, none of the state net operating losses of Qwest and its U.S. Subsidiaries is subject to limitation pursuant to any state tax law similar to Section 382 of the Code.  Qwest will use its reasonable best efforts to ensure that the entity identified under the heading “Specified Entity” on Section 4.09(f) of the Qwest Disclosure Letter will satisfy the gross receipts test contained in Section 165(g)(3)(B) of the Code.

SECTION 4.10.   Benefits Matters; ERISA Compliance.  (a)  Section 4.10(a) of the Qwest Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list identifying any Qwest Benefit Plan.  Qwest has delivered or made available to CenturyLink true and complete copies of (i) all material Qwest Benefit Plans or, in the case of any unwritten material Qwest Benefit Plan, a description thereof, (ii) the most recent annual report on Form 5500 (other than Schedule SSA thereto) filed with the IRS with respect to each material Qwest Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each material Qwest Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any material Qwest Benefit Plan and (v) the most recent financial statements and actuarial reports for each Qwest Benefit Plan (if any).  For purposes of this Agreement, “Qwest Benefit Plans” means, collectively (i) all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), other than any plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Qwest Multiemployer Plan”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, arrangements or understandings providing, or designed to provide, material benefits to any current or former directors, officers, employees or consultants of Qwest or any Qwest Subsidiary and (ii) all employment, consulting, indemnification, severance, retention, change of control or termination agreements or arrangements (including collective bargaining agreements) between Qwest or any Qwest Subsidiary and any current or former directors, officers, employees or consultants of Qwest or any Qwest Subsidiary.

(b)           All Qwest Benefit Plans which are intended to be qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, have been the subject of or have timely applied for, as of the date of this Agreement, determination letters from the IRS to the effect that such Qwest Benefit Plans and the trusts created thereunder are so qualified and tax-exempt, and no such determination letter has been revoked nor, to the Knowledge of Qwest, has revocation been threatened, nor has any such Qwest Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

(c)           Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Qwest Material Adverse Effect, (i) no Qwest Benefit Plan which is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code or Section 4971 of the Code (a “Qwest Pension Plan”) had, as of the respective last annual valuation date for each such Qwest Pension Plan, an “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to CenturyLink, (ii) none of the Qwest Pension Plans either (A) has an “accumulated funding deficiency” or (B) has failed to meet any “minimum funding standards”, as applicable (as such terms are defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, (iii) none of Qwest, any Qwest Subsidiary, any officer of Qwest or any Qwest Subsidiary or any of the Qwest Benefit Plans which are subject to ERISA, including the Qwest Pension Plans, any trust created thereunder or, to the Knowledge of Qwest, any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Qwest, any Qwest Subsidiary or any officer of Qwest or any Qwest Subsidiary to the Tax or penalty on prohibited transactions imposed by the Code, ERISA or other applicable Law, (iv) no Qwest Benefit Plans and trusts have been terminated, nor is there any intention or expectation to terminate any Qwest Benefit Plans and trusts, (v) no Qwest Benefit Plans and trusts are the subject of any proceeding by any Person, including any Governmental Entity, that could be reasonably expected to result in a termination of any Qwest Benefit Plan or trust, (vi) there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any Qwest Pension Plan during the last six years as to which the 30-day advance-notice requirement has not been waived and (vii) neither Qwest nor any Qwest Subsidiary has, or within the past six years had, contributed to, been required to contribute to, or has any liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any Qwest Multiemployer Plan.

(d)           With respect to each Qwest Benefit Plan that is an employee welfare benefit plan, such Qwest Benefit Plan (including any Qwest Benefit Plan covering retirees or other former employees) may be amended to reduce benefits or limit the liability of Qwest or the Qwest Subsidiaries or terminated, in each case, without material liability to Qwest and the Qwest Subsidiaries on or at any time after the Effective Time.

(e)           No Qwest Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law).

(f)            Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Qwest Material Adverse Effect, (i) each Qwest Benefit Plan and its related trust, insurance contract or other funding vehicle has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other Laws applicable to such Qwest Benefit Plan and (ii) Qwest and each of the Qwest Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to the Qwest Benefit Plans.

(g)           Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Qwest Material Adverse Effect, there are no pending or, to the Knowledge of Qwest, threatened claims by or on behalf of any participant in any of the Qwest Benefit Plans, or otherwise involving any such Qwest Benefit Plan or the assets of any Qwest Benefit Plan, other than routine claims for benefits.

(h)           None of the execution and delivery of this Agreement, the obtaining of the Qwest Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or consultant of Qwest or any of the Qwest Subsidiaries to any compensation or benefit, (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Qwest Benefit Plan or (C) result in any breach or violation of, default under or limit Qwest’s right to amend, modify or terminate any Qwest Benefit Plan.

(i)            There has been no disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by Qwest or any Qwest Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, that has had or would be reasonably expected to have, individually or in the aggregate, a Qwest Material Adverse Effect.

(j)            Each Qwest Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code has since (i) January 1, 2005 been maintained and operated in good faith compliance with Section 409A of the Code and Notice 2005-1, (ii) October 3, 2004, not been “materially modified” (within the meaning of Notice 2005-1) and (iii) January 1, 2009, been in documentary and operational compliance in all material respects with Section 409A of the Code.

(k)           Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Qwest Material Adverse Effect, all contributions required to be made to any Qwest Benefit Plan by applicable Law, regulation, any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements set forth in the Qwest SEC Documents.  Each Qwest Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” with the meaning of Section 419 of the Code or (ii) is unfunded.

(l)            Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Qwest Material Adverse Effect, there does not now exist, nor do any circumstances exist that are reasonably likely to result in, any Controlled Group Liability that would be a liability of Qwest or any Qwest Subsidiary following the Closing.  Without limiting the generality of the foregoing, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Qwest Material Adverse Effect, neither Qwest nor any Qwest Subsidiary, nor any of their respective ERISA Affiliates, has engaged in any transaction described in (i) Section 4069 or (ii) Section 4204 or 4212 of ERISA with respect to any Qwest Multiemployer Plans.

(m)          Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Qwest Material Adverse Effect, all Qwest Benefit Plans subject to the laws of any jurisdiction outside the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all the requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(n)           No purchase rights have been granted pursuant to the Qwest Nonqualified ESPP.

SECTION 4.11.   Litigation.  There is no suit, action or other proceeding pending or, to the Knowledge of Qwest, threatened against Qwest or any Qwest Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Qwest Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Qwest, investigation by any Governmental Entity involving Qwest or any Qwest Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Qwest Material Adverse Effect.  Since the date of this Agreement, there has been no change, event or development in any suit, action or proceeding that was pending against Qwest or any Qwest Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Qwest Material Adverse Effect (it being agreed that for purposes of this Section 4.11, effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Qwest Material Adverse Effect has occurred or would reasonably be expected to occur).

SECTION 4.12.   Compliance with Applicable Laws.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Qwest Material Adverse Effect, Qwest and the Qwest Subsidiaries are in compliance with all applicable Laws and Qwest Permits, including all applicable rules, regulations, directives or policies of the FCC, State Regulators or any other Governmental Entity.  To the Knowledge of

Qwest, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Qwest Material Adverse Effect, no action, demand or investigation by or before any Governmental Entity is pending or threatened alleging that Qwest or a Qwest Subsidiary is not in compliance with any applicable Law or Qwest Permit or which challenges or questions the validity of any rights of the holder of any Qwest Permit.  This section does not relate to Tax matters, employee benefits matters, environmental matters or Intellectual Property Rights matters, which are the subjects of Sections 4.09, 4.10, 4.13 and 4.16, respectively.

SECTION 4.13.   Environmental Matters.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Qwest Material Adverse Effect:

(a)           Qwest and the Qwest Subsidiaries are in compliance with all Environmental Laws, and neither Qwest nor any Qwest Subsidiary has received any written communication from a Governmental Entity that alleges that Qwest or any Qwest Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law;

(b)           Qwest and the Qwest Subsidiaries have obtained and are in compliance with all Permits issued pursuant to any Environmental Law applicable to Qwest, the Qwest Subsidiaries and the Qwest Properties and all such Permits are valid and in good standing and will not be subject to modification or revocation as a result of the transactions contemplated by this Agreement (it being agreed that for purposes of this Section 4.13(b), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Qwest Material Adverse Effect has occurred or would reasonably be expected to occur);

(c)           there are no Environmental Claims pending or, to the Knowledge of Qwest, threatened against Qwest or any of the Qwest Subsidiaries;

(d)           there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against Qwest or any of the Qwest Subsidiaries or against any Person whose liabilities for such Environmental Claims Qwest or any of the Qwest Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; and

(e)           neither Qwest nor any of the Qwest Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against Qwest or any of the Qwest Subsidiaries.

SECTION 4.14.   Contracts.  (a)  As of the date of this Agreement, neither Qwest nor any Qwest Subsidiary is a party to any Contract required to be filed by Qwest as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Qwest Contract”) that has not been so filed.

(b)           Section 4.14 of the Qwest Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and Qwest has made available to CenturyLink true and complete copies, of (i) other than Qwest Permits imposing geographical limitations on operations, each agreement, Contract, understanding, or undertaking to which Qwest or any of the Qwest Subsidiaries is a party that restricts in any material respect the ability of Qwest or its Affiliates to compete in any business or with any Person in any geographical area, (ii) each loan and credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge, or other similar agreement pursuant to which any material Indebtedness of Qwest or any of the Qwest Subsidiaries is outstanding or may be incurred, other than any such agreement between or among Qwest and the wholly owned Qwest Subsidiaries, (iii) each partnership, joint venture or similar agreement, Contract, understanding or undertaking to which Qwest or any of the Qwest Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the Qwest Subsidiaries, in each case material to Qwest and the Qwest Subsidiaries, taken as a whole, (iv) each indemnification, employment, consulting, or other material agreement, Contract, understanding or undertaking with (x) any member of the Qwest Board or (y) any executive officer of Qwest, in each case, other than those Contracts filed as exhibits (including exhibits incorporated by reference) to any Filed Qwest SEC Documents or Contracts terminable by Qwest or any of the Qwest Subsidiaries on no more than 30 days’ notice without liability or financial obligation to Qwest or any of the Qwest Subsidiaries, (v) each agreement, Contract, understanding or undertaking relating to the disposition or acquisition by Qwest or any of the Qwest Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business, (vi) each material hedge, collar, option, forward purchasing, swap, derivative, or similar agreement, Contract, understanding or undertaking, and (vii) each agreement containing any “standstill” provisions or provisions of similar effect to which Qwest or any of the Qwest Subsidiaries is a party or of which Qwest or any of the Qwest Subsidiaries is a beneficiary.  Each agreement, understanding or undertaking of the type described in this Section 4.14(b) and each Filed Qwest Contract is referred to herein as a “Qwest Material Contract.”

(c)           Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Qwest Material Adverse Effect (it being agreed that for purposes of this Section 4.15(c), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Qwest Material Adverse Effect has occurred or would reasonably be expected to occur), (i) each Qwest Material Contract (including, for purposes of this Section 4.14(c), any Contract entered into after the date of this Agreement that would have been a Qwest Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of Qwest or one of the Qwest Subsidiaries, as the case may be, and, to the Knowledge of Qwest, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Qwest Material Contract is in full force and effect, and (iii) none of Qwest or any of the Qwest Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Qwest Material Contract and, to the Knowledge of Qwest, no other party to any such Qwest Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

(d)           Except to the extent permitted by Section 5.01(b)(viii) and for any Filed Qwest Contracts, neither Qwest nor any of the Qwest Subsidiaries are parties to or bound by any loan agreement, credit agreement, note, debenture, bond, indenture, mortgage, security agreement, pledge, or other similar agreement that prevents or restricts Qwest, any Qwest Subsidiary or any direct or indirect Subsidiary thereof from (i) paying dividends or distributions to the Person or Persons who owns such entity, (ii) incurring or guaranteeing Indebtedness or (iii) creating Liens that secure Indebtedness.

SECTION 4.15.   Properties.  (a)  Qwest and each Qwest Subsidiary has good and valid title to, or good and valid leasehold interests in, all their respective properties and assets (the “Qwest Properties”) except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Qwest Material Adverse Effect.  The Qwest Properties are, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of Qwest and the Qwest Subsidiaries as presently conducted, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Qwest Material Adverse Effect.  All of the Qwest Properties are free and clear of all Liens, except for Liens on material Qwest Properties that, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material Qwest Property to which they relate in the conduct of Qwest and the Qwest Subsidiaries as presently conducted and Liens on other Qwest Properties that, individually or in the aggregate, have not had and would not reasonably be expected to have a Qwest Material Adverse Effect.  This Section 4.15 does not relate to Intellectual Property Rights matters, which are the subject of Section 4.16.

(b)           Qwest and each of the Qwest Subsidiaries has complied with the terms of all leases, subleases and licenses entitling it to the use of real property owned by third parties (“Qwest Leases”), and all Qwest Leases are valid and in full force and effect, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Qwest Material Adverse Effect.  Qwest and each Qwest Subsidiary is in exclusive possession of the properties or assets purported to be leased under all the Qwest Leases, except for such failures to have such possession of material properties or assets as, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material assets to which they relate in the conduct of Qwest and Qwest Subsidiaries as presently conducted and failures to have such possession of immaterial properties or assets as, individually or in the aggregate, have not had and would not reasonably be expected to have a Qwest Material Adverse Effect.

SECTION 4.16.   Intellectual Property.  Qwest and the Qwest Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights as used in their business as presently conducted, except where the failure to have the right to use such Intellectual Property Rights, individually or in the aggregate, has not had and would not reasonably be expected to have a Qwest Material Adverse Effect.  No actions, suits or other proceedings are pending or, to the Knowledge of Qwest, threatened that Qwest or any of the Qwest Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property Right, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Qwest Material Adverse Effect.  To the Knowledge of Qwest, no Person is infringing, misappropriating or otherwise violating the rights of Qwest or any of the Qwest Subsidiaries with respect to any Intellectual Property Right owned by Qwest or any of the Qwest Subsidiaries, except for such infringement, misappropriation or violation that, individually or in the aggregate, has not had and would not reasonably be expected to have, a Qwest Material Adverse Effect.  Since January 1, 2008, no prior or current employee or officer or any prior or current consultant or contractor of Qwest or any of the Qwest Subsidiaries has asserted or, to the Knowledge of Qwest, has any ownership in any Intellectual Property Rights used by Qwest or any of the Qwest Subsidiaries in the operation of their respective businesses, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Qwest Material Adverse Effect.

SECTION 4.17.   Communications Regulatory Matters.  (a)  Qwest and each Qwest Subsidiary hold (i) all approvals, authorizations, certificates and licenses issued by the FCC or the State Regulators that are required for Qwest and each Qwest Subsidiary to conduct its business, as presently conducted, which approvals, authorizations, certificates and licenses are set forth in Section 4.17(a) of the Qwest Disclosure Letter, and (ii) all other material regulatory permits, approvals, licenses and other authorizations, including franchises, ordinances and other agreements granting access to public rights of way, issued or granted to Qwest or any Qwest Subsidiary by a Governmental Entity that are required for Qwest and each Qwest Subsidiary to conduct its business, as presently conducted (clause (i) and (ii) collectively, the “Qwest Licenses”).

(b)           Each Qwest License is valid and in full force and effect and has not been suspended, revoked, canceled or adversely modified, except where the failure to be in full force and effect, or the suspension, revocation, cancellation or modification of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Qwest Material Adverse Effect.  No Qwest License is subject to (i) any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements have not had and would not reasonably be expected to have, individually or in the aggregate, a Qwest Material Adverse Effect, or (ii) any pending regulatory proceeding or judicial review before a Governmental Entity, unless such pending regulatory proceeding or judicial review has not had and would not reasonably be expected to have, individually or in the aggregate, a Qwest Material Adverse Effect.  Qwest has no Knowledge of any event, condition or circumstance that would preclude any Qwest License from being renewed in the ordinary course (to the extent that such Qwest License is renewable by its terms), except where the failure to be renewed has not had and would not reasonably be expected to have, individually or in the aggregate, a Qwest Material Adverse Effect.

(c)           The licensee of each Qwest License is in compliance with each Qwest License and has fulfilled and performed all of its obligations with respect thereto, including all reports, notifications and applications required by the Communications Act or the FCC Rules or similar rules, regulations, policies, instructions and orders of State Regulators, and the payment of all regulatory fees and contributions, except (i) for exemptions, waivers or similar concessions or allowances and (ii) where such failure to be in compliance, fulfill or perform its obligations or pay such fees or contributions has not had, or would not reasonably be expected to have, individually or in the aggregate, a Qwest Material Adverse Effect.

(d)           Qwest or a Qwest Subsidiary owns 100% of the equity and controls 100% of the voting power and decision-making authority of each licensee of the Qwest Licenses.

SECTION 4.18.   Agreements with Regulatory Agencies.  Neither Qwest nor any of the Qwest Subsidiaries is subject to any material cease-and-desist or other material order or enforcement action issued by, or is a party to any material written agreement, consent agreement or memorandum of understanding with, or is a party to any material commitment letter or similar undertaking to, or is subject to any material order or directive by, or has been ordered to pay any material civil money penalty by, any Governmental Entity (other than a taxing authority, which is covered by Section 4.09), other than those of general application that apply to similarly situated providers of the same services or their Subsidiaries (each item in this sentence, whether or not set forth in the Qwest Disclosure Letter, a “Qwest Regulatory Agreement”), nor has Qwest or any of the Qwest Subsidiaries been advised in writing since January 1, 2008, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Qwest Regulatory Agreement.

SECTION 4.19.   Labor Matters.  As of the date of this Agreement, Section 4.19 of the Qwest Disclosure Letter sets forth a true and complete list of all collective bargaining or other labor union contracts applicable to any employees of Qwest or any of the Qwest Subsidiaries.  To the Knowledge of Qwest, as of the date of this Agreement, no labor organization or group of employees of Qwest or any Qwest Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority.  To the Knowledge of Qwest, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving Qwest or any Qwest Subsidiary.  None of Qwest or any of the Qwest Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union Contract applicable to any employees of Qwest or any of the Qwest Subsidiaries, except for any breaches, failures to comply or disputes that, individually or in the aggregate, have not had and would not reasonably be expected to have a Qwest Material Adverse Effect.  Qwest has made available to CenturyLink true and complete copies of all collective bargaining agreements and other labor union contracts (including all amendments thereto) applicable to any employees of Qwest or any Qwest Subsidiary (the “Qwest CBAs”).  Except as otherwise set forth in the Qwest CBAs, neither Qwest nor any Qwest Subsidiary (a) as of the date of this Agreement, has entered into any agreement, arrangement or understanding, whether written or oral, with any union, trade union, works council or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the consummation of the Merger or other transactions contemplated by this Agreement or the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them) or (b) has any express commitment, whether legally enforceable or not, to, or not to, modify, change or terminate any Qwest Benefit Plan.

SECTION 4.20.   Brokers’ Fees and Expenses.  No broker, investment banker, financial advisor or other Person, other than Lazard Frères & Co. LLC, Deutsche Bank AG, Morgan Stanley & Co. Incorporated and Perella Weinberg Partners LP (the “Qwest Financial

Advisors”), the fees and expenses of which will be paid by Qwest, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Qwest.  Qwest has furnished to CenturyLink true and complete copies of all agreements between Qwest and the Qwest Financial Advisor relating to the Merger or any of the other transactions contemplated by this Agreement.

SECTION 4.21.   Opinion of Financial Advisor.  Qwest has received the oral opinion of the Qwest Financial Advisors, to be confirmed in writing (with a copy provided to CenturyLink promptly upon receipt by Qwest), to the effect that, as of the date of this Agreement, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Qwest Common Stock.

SECTION 4.22.   Insurance.  Each of Qwest and the Qwest Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Qwest Material Adverse Effect, each insurance policy of Qwest or any Qwest Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy is purported to be in effect, and neither Qwest nor any of the Qwest Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy.  There is no claim by Qwest or any of the Qwest Subsidiaries pending under any such policies that (a) has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (b) if not paid would constitute a Qwest Material Adverse Effect.

SECTION 4.23.   Affiliate Transactions.  Except for (i) employment-related Contracts filed or incorporated by reference as an exhibit to the Filed Qwest SEC Documents, (ii) Qwest Benefits Plans or (iii) Contracts or arrangements entered into in the ordinary course of business with customers, suppliers or service providers, Section 4.23 of the Qwest Disclosure Letter sets forth a correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement between Qwest or any of its Subsidiaries, on the one hand, and, on the other hand, any (x) present executive officer or director of either Qwest or any of the Qwest Subsidiaries or any person that has served as such an executive officer or director within the last five years or any of such officer’s or director’s immediate family members, (y) record or beneficial owner of more than 5% of the shares of Qwest Common Stock as of the date hereof or (z) to the Knowledge of Qwest, any affiliate of any such officer, director or owner (other than Qwest or any of the Qwest Subsidiaries).

SECTION 4.24.   Foreign Corrupt Practices Act.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Qwest Material Adverse Effect, (a) Qwest and its Affiliates, directors, officers and employees are have complied with the Foreign Corrupt Practices Act and any other applicable anticorruption or antibribery laws; (b) Qwest and its Affiliates have developed and implemented a Foreign Corrupt Practices Act compliance program which includes corporate policies and procedures designed to ensure compliance with the Foreign Corrupt Practices Act and any other applicable anticorruption and antibribery laws; and (c) except for “facilitating payments” (as such term is defined in the Foreign Corrupt Practices Act and other applicable Laws), neither Qwest nor any of its Affiliates, directors, officers, employees, agents or other representatives acting on its behalf have directly or indirectly (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any applicable Law, (iii) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent or (v) taken any action or made any omission in violation of any applicable law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts.

SECTION 4.25.   No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, CenturyLink acknowledges that none of Qwest, the Qwest Subsidiaries or any other Person on behalf of Qwest makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01.   Conduct of Business.  (a)  Conduct of Business by CenturyLink.  Except for matters set forth in the CenturyLink Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of Qwest (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, CenturyLink shall, and shall cause each CenturyLink Subsidiary to, (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use reasonable best efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees.  In addition, and without limiting the generality of the foregoing, except for matters set forth in the CenturyLink Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Qwest (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, CenturyLink shall not, and shall not permit any CenturyLink Subsidiary to, do any of the following:

(i)            (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (x) regular quarterly cash dividends payable by CenturyLink in respect of shares of CenturyLink Common Stock not exceeding $0.725 per share of CenturyLink Common Stock with usual declaration, record and payment dates and in accordance with CenturyLink’s current dividend policy, subject to Section 6.15 hereof, and (y) dividends and distributions by a direct or indirect wholly owned CenturyLink Subsidiary to its parent, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(a)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, CenturyLink or any CenturyLink Subsidiary or any securities of CenturyLink or any CenturyLink Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, CenturyLink or any CenturyLink Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of CenturyLink Common Stock or other equity securities of CenturyLink in connection with (i) the payment of the exercise price of CenturyLink Stock Options with CenturyLink Common Stock (including but not limited to in connection with “net exercises”), (ii) required tax withholding in connection with the exercise of CenturyLink Stock Options, the vesting of CenturyLink Restricted Shares and the vesting or delivery of other awards pursuant to the CenturyLink Stock Plans, and (iii) forfeitures of CenturyLink Stock Options and CenturyLink Restricted Shares;

(ii)           issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of CenturyLink or any CenturyLink Subsidiary (other than the issuance of CenturyLink Common Stock (1) upon the exercise of CenturyLink Stock Options and the vesting or delivery of other awards pursuant to the CenturyLink Stock Plans, in each case outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time or thereafter granted or modified as permitted by this Agreement and (2) pursuant to the CenturyLink ESPP in accordance with its terms in effect on the date of this Agreement), (B) any other equity interests or voting securities of CenturyLink or any CenturyLink Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, CenturyLink or any CenturyLink Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, CenturyLink or any CenturyLink Subsidiary, (E) any rights issued by CenturyLink or any CenturyLink Subsidiary that are linked in any way to the price of any class of CenturyLink Capital Stock or any shares of capital stock of any CenturyLink Subsidiary, the value of CenturyLink, any CenturyLink Subsidiary or any part of CenturyLink or any CenturyLink Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of CenturyLink or any CenturyLink Subsidiary or (F) any CenturyLink Voting Debt;

(iii)          (A) amend the CenturyLink Articles or the CenturyLink By-laws or (B) amend in any material respect the charter or organizational documents of any CenturyLink Subsidiary, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law or the rules and regulations of the SEC or the NYSE;

(iv)          (A) grant to any current or former director or officer of CenturyLink or any CenturyLink Subsidiary any increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefit to any such Person not previously receiving or entitled to receive such compensation, except in the ordinary course of business consistent with past practice or to the extent required under any CenturyLink Benefit Plan as in effect as of the date of this Agreement, (B) engage in promotions of employees, fill open employee positions or modify employee job descriptions, except in the ordinary course of business consistent with past practice, (C) grant to any Person any severance, retention, change in control or termination compensation or benefits or any increase therein, except with respect to new hires or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business consistent with past practice, or except to the extent required under any CenturyLink Benefit Plan as in effect as of the date of this Agreement or (D) enter into or adopt any material CenturyLink Benefit Plan or amend in any material respect any material CenturyLink Benefit Plan or any award issued thereunder, except for any amendments in the ordinary course of business consistent with past practice or as necessary or desirable under applicable Law (including Section 409A of the Code);

(v)           make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(vi)          directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets (other than purchases of supplies and inventory in the ordinary course of business consistent with past practice) if the aggregate amount of the consideration paid or transferred by CenturyLink and the CenturyLink Subsidiaries in connection with all such transactions would exceed $50,000,000;

(vii)         sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of any properties or assets (other than sales of products or services in the ordinary course of business consistent with past practice) or any interests therein that, individually or in the aggregate, have a fair market value in excess of $50,000,000, except in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(a)(viii);

(viii)        incur any Indebtedness, except for (A) Indebtedness incurred in the ordinary course of business consistent with past practice not to exceed $300,000,000 in the aggregate, or (B) Indebtedness in replacement of existing Indebtedness, provided that (1) the execution, delivery and performance of this Agreement and the consummation of the Merger and other transactions contemplated hereby shall not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or any loss of a material benefit under, or result in the creation of any Lien, under such replacement Indebtedness and (2) such replacement Indebtedness shall be for the same or lesser principal amount, as the Indebtedness being replaced; or (C) guarantees by CenturyLink of Indebtedness of any wholly owned CenturyLink Subsidiary; or (D) drawing down CenturyLink’s revolving credit facility (as existing on the date hereof) with the intent to repay such borrowings within 90 days;

(ix)           make, or agree or commit to make, any capital expenditure in excess of the amounts for 2010 and 2011 set forth in Section 5.01(a)(ix) of the CenturyLink Disclosure Letter;

(x)            enter into or amend any Contract, or take any other action (except as expressly permitted or contemplated by this Agreement), if such Contract, amendment of a Contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or adversely affect in a material respect the expected benefits (taken as a whole) of the Merger;

(xi)           enter into or amend any material Contract to the extent consummation of the Merger or compliance by CenturyLink or any CenturyLink Subsidiary with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of CenturyLink or any CenturyLink Subsidiary under, or require CenturyLink, Qwest or any of their respective Subsidiaries to license or transfer any of its material properties or assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract or amendment;

(xii)          enter into, modify, amend or terminate any collective bargaining or other labor union Contract applicable to the employees of CenturyLink or any of the CenturyLink Subsidiaries, other than (A) modifications, amendments, extensions, renewals, replacements or terminations of such Contracts in the ordinary course of business consistent with past practice or (B) any modification, amendment or termination of any collective bargaining agreement to the extent required by applicable Law;

(xiii)         assign, transfer, lease, cancel, fail to renew or fail to extend any material CenturyLink Permit issued by the FCC or any State Regulator;

(xiv)        waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that do not create obligations of CenturyLink or any of the CenturyLink Subsidiaries other than the payment of monetary damages (a) equal to or lesser than the amounts reserved with respect thereto on the Filed CenturyLink SEC Documents or (b) not in excess of $40,000,000 in the aggregate;

(xv)         abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material Intellectual Property Rights owned or exclusively licensed to CenturyLink or any CenturyLink Subsidiary, or enter into licenses or agreements that impose material restrictions upon CenturyLink or any of its Affiliates with respect to Intellectual Property Rights owned by any third party, in each case other than in the ordinary course of business consistent with past practice;

(xvi)        enter into, amend or modify any CenturyLink Material Contract of a type described in Section 3.14(b)(i), (iii) or (vi) or any Contract that would be such a CenturyLink Material Contract if it had been entered into prior to the date hereof;

(xvii)       settle any material claim, action or proceeding relating to Taxes or make any material Tax election;

(xviii)      enter into any new line of business outside of its existing business;

(xix)         take any actions or omit to take any actions that would or would be reasonably likely to (i) result in any of the conditions set forth in Article VII not being satisfied, (ii) result in new or additional required approvals from any Governmental Entity in connection with the Merger and other transactions contemplated by this Agreement or (iii) materially impair the ability of CenturyLink, Qwest or Merger Sub to consummate the Merger and other transactions contemplated by this Agreement in accordance with the terms or this Agreement or materially delay such consummation; or

(xx)          authorize any of, or commit, resolve or agree to take any of, or participate in any negotiations or discussions with any other Person regarding any of, the foregoing actions.

(b)                                 Conduct of Business by Qwest.  Except for matters set forth in the Qwest Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of CenturyLink (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Qwest shall, and shall cause each Qwest Subsidiary to, (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use reasonable best efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees.  In addition, and without limiting the generality of the foregoing, except for matters set forth in the Qwest Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of CenturyLink (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Qwest shall not, and shall not permit any Qwest Subsidiary to, do any of the following:

(i)                                     (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (x) regular quarterly cash dividends payable by Qwest in respect of shares of Qwest Common Stock not exceeding $0.08 per share of Qwest Common Stock with usual declaration, record and payment dates and in accordance with Qwest’s current dividend policy, subject to Section 6.15 hereof, and (y) dividends and distributions by a direct or indirect wholly owned Qwest Subsidiary to its parent, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(b)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Qwest or any Qwest Subsidiary or any securities of Qwest or any Qwest Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Qwest or any Qwest Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of Qwest Common Stock or other equity securities of Qwest in connection with (i) the payment of the exercise price of Qwest Stock Options with Qwest Common Stock (including but not limited to in connection with “net exercises”), (ii) required tax withholding in connection with the exercise of Qwest Stock Options, the vesting of Qwest Restricted Shares and the vesting or delivery of other awards pursuant to the Qwest Stock Plans and (iii) forfeitures of Qwest Stock Options and Qwest Restricted Shares, pursuant to their terms as in effect on the date of this Agreement;

(ii)                                  issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of Qwest or any Qwest Subsidiary (other than the issuance of Qwest Common Stock (1) upon the exercise of Qwest Stock Options and the vesting or delivery of other awards pursuant to the Qwest

Stock Plans, in each case outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time or thereafter granted or modified as permitted by the provisions of Section 5.01(b)(ii) of the Qwest Disclosure Letter and (2) pursuant to the Qwest ESPP, in accordance with its terms in effect on the date of this Agreement), (B) any other equity interests or voting securities of Qwest or any Qwest Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Qwest or any Qwest Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Qwest or any Qwest Subsidiary, other than grants of awards, or modifications to existing awards consistent with Section 5.01(b)(ii) of the Qwest Disclosure Letter, (E) any rights issued by Qwest or any Qwest Subsidiary that are linked in any way to the price of any class of Qwest Capital Stock or any shares of capital stock of any Qwest Subsidiary, the value of Qwest, any Qwest Subsidiary or any part of Qwest or any Qwest Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Qwest or any Qwest Subsidiary or (F) any Qwest Voting Debt;

(iii)                               (A) amend the Qwest Charter or the Qwest By-laws or (B) amend in any material respect the charter or organizational documents of any Qwest Subsidiary, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law or the rules and regulations of the SEC or the NYSE;

(iv)                              (A) grant to any current or former director or officer of Qwest or any Qwest Subsidiary any increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefit to any such Person not previously receiving or entitled to receive such compensation, except in the ordinary course of business consistent with past practice, consistent with Section 5.01(b)(iv) of the Qwest Disclosure Letter or to the extent required under any Qwest Benefit Plan as in effect as of the date of this Agreement, (B) engage in promotions of employees, fill open employee positions or modify employee job descriptions, except in the ordinary course of business consistent with past practice, (C) grant to any Person any severance, retention, change in control or termination compensation or benefits or any increase therein, except with respect to new hires or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business consistent with past practice, or except to the extent required under any Qwest Benefit Plan as in effect as of the date of this Agreement, or (D) enter into or adopt any material Qwest Benefit Plan or amend in any material respect any material Qwest Benefit Plan or any award issued thereunder, except for any amendments in the ordinary course of business consistent with past practice, consistent with Section 5.01(b)(iv) of the Qwest Disclosure Letter or as necessary or desirable under applicable Law (including Section 409A of the Code);

(v)                                 make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(vi)                              directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets (other than purchases of supplies and inventory in the ordinary course of business consistent with past practice) if the aggregate amount of the consideration paid or transferred by Qwest and the Qwest Subsidiaries in connection with all such transactions would exceed $50,000,000;

(vii)                           sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of any properties or assets (other than sales of products or services in the ordinary course of business consistent with past practice) or any interests therein that, individually or in the aggregate, have a fair market value in excess of $50,000,000, except in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(b)(viii);

(viii)                        incur any Indebtedness, except for (A) Indebtedness incurred in the ordinary course of business consistent with past practice not to exceed $300,000,000 in the aggregate, or (B) Indebtedness in replacement of existing Indebtedness, provided that (1) the execution, delivery, and performance of this Agreement and the consummation of the Merger and other transactions contemplated hereby shall not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or any loss of a material benefit under, or result in the creation of any Lien, under such replacement Indebtedness and (2) such replacement Indebtedness shall otherwise be on substantially similar terms or terms that are more favorable to Qwest, shall contain covenants that are no more restrictive to Qwest, and shall be for the same or lesser principal amount, as the Indebtedness being replaced; or (C) guarantees by Qwest of Indebtedness of any wholly owned Qwest Subsidiary; or (D) drawing down Qwest’s revolving credit facility (as existing on the date hereof) with the intent to repay such borrowings within 90 days;

(ix)                              make, or agree or commit to make, any capital expenditure except in accordance with the capital plans for 2010 and 2011 set forth in Section 5.01(b)(ix) of the Qwest Disclosure Letter;

(x)                                 enter into or amend any Contract or take any other action (except as expressly permitted or contemplated by this Agreement) if such Contract, amendment of a Contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or adversely affect in a material respect the expected benefits (taken as a whole) of the Merger;

(xi)                              enter into or amend any material Contract to the extent consummation of the Merger or compliance by Qwest or any Qwest Subsidiary with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of Qwest or any Qwest Subsidiary under, or require CenturyLink, Qwest or any of their respective Subsidiaries to license or transfer any of its material properties or assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract or amendment;

(xii)                           enter into, modify, amend or terminate any collective bargaining or other labor union Contract applicable to the employees of Qwest or any of the Qwest Subsidiaries, other than (A) modifications, amendments, extensions, renewals, replacements or terminations of such Contracts in the ordinary course of business consistent with past practice or (B) any modification, amendment or termination of any collective bargaining agreement to the extent required by applicable Law;

(xiii)                        assign, transfer, lease, cancel, fail to renew or fail to extend any material Qwest Permit issued by the FCC or any State Regulator;

(xiv)                       waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that do not create obligations of Qwest or any of the Qwest Subsidiaries other than the payment of monetary damages (a) equal to or lesser than the amounts reserved with respect thereto on the Filed Qwest SEC Documents or (b) do not exceed $40,000,000 in the aggregate;

(xv)                          abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material Intellectual Property Rights owned or exclusively licensed to Qwest or any Qwest Subsidiary, or enter into licenses or agreements that impose material restrictions upon Qwest or any of its Affiliates with respect to Intellectual Property Rights owned by any third party, in each case other than in the ordinary course of business consistent with past practice;

(xvi)                       enter into, amend or modify any Qwest Material Contract of a type described in Section 4.14(b)(i), (iii) or (vi) or any Contract that would be such a Qwest Material Contract if it had been entered into prior to the date of this Agreement;

(xvii)                    settle any material claim, action or proceeding relating to Taxes or make any material Tax election;

(xviii)                 enter into any new line of business outside of its existing business;

(xix)                       take any actions or omit to take any actions that would or would be reasonably likely to (i) result in any of the conditions set forth in Article VII not being satisfied, (ii) result in new or additional required approvals from any Governmental Entity in connection with the Merger and other transactions contemplated by this Agreement or (iii) materially impair the ability of CenturyLink, Qwest or Merger Sub to consummate the Merger and other transactions contemplated by this Agreement in accordance with the terms or this Agreement or materially delay such consummation; or

(xx)                          authorize any of, or commit, resolve or agree to take any of, or participate in any negotiations or discussions with any other Person regarding any of, the foregoing actions.

(c)                                  Advice of Changes.  CenturyLink and Qwest shall promptly advise the other orally and in writing of any change or event that, individually or in the aggregate with all past changes and events, has had or would reasonably be expected to have a Material Adverse Effect with respect to such Person, to cause any of the conditions set forth in Article VII not to be satisfied, or to materially delay or impede the ability of such party to consummate the Closing.

SECTION 5.02.   No Solicitation by CenturyLink; CenturyLink Board Recommendation.  (a)  CenturyLink shall not, nor shall it authorize or permit any of its Affiliates or any of its and their respective directors, officers or employees or any of their respective investment bankers, accountants, attorneys or other advisors, agents or representatives (collectively, “Representatives”) to, (i) directly or indirectly solicit or initiate, or knowingly encourage, induce or facilitate any CenturyLink Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a CenturyLink Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a CenturyLink Takeover Proposal) with respect to any CenturyLink Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a CenturyLink Takeover Proposal.  CenturyLink shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any CenturyLink Takeover Proposal, or any inquiry or proposal that may reasonably be expected to lead to a CenturyLink Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives.  Notwithstanding the foregoing, at any time prior to obtaining the CenturyLink Shareholder Approval, in response to a bona fide written CenturyLink Takeover Proposal that the CenturyLink Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior CenturyLink Proposal, and which CenturyLink Takeover Proposal was not solicited after the date of this Agreement and was made after the date of this Agreement and prior to the CenturyLink Shareholders Meeting and did not otherwise result from a breach of this Section 5.02(a), CenturyLink may, subject to compliance with Section 5.02(c), (x) furnish information with respect to CenturyLink and the CenturyLink Subsidiaries to the Person making such CenturyLink Takeover Proposal (and its Representatives and any financing sources) (provided that all such information has previously been provided to Qwest or is provided to Qwest prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement with the Person making such CenturyLink Takeover Proposal (or with one or more of its financing sources) not less restrictive of such Person as to the use of such information than the Confidentiality Agreement, and (y) participate in discussions regarding the terms of such CenturyLink Takeover Proposal and the negotiation of such terms with, and only with, the Person making such CenturyLink Takeover Proposal (and such Person’s Representatives and any financing sources).  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.02(a) by any Representative of CenturyLink or any of its Subsidiaries or Affiliates shall constitute a breach of this Section 5.02(a) by CenturyLink.

(b)                                 Except as set forth below, neither the CenturyLink Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Qwest), or propose publicly to withdraw (or modify in any manner adverse to Qwest), the approval, recommendation or declaration of advisability by the CenturyLink Board or any such committee thereof with respect to this Agreement or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any CenturyLink Takeover Proposal (any action in this clause (i) being referred to as a “CenturyLink Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow CenturyLink or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement (an “Acquisition Agreement”) constituting or related to, or that is intended to or would reasonably be expected to lead to, any CenturyLink Takeover Proposal, or requiring, or reasonably expected to cause, CenturyLink or Merger Sub to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Merger or any of the other transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, CenturyLink or Merger Sub to fail to comply with this Agreement (other than a confidentiality agreement referred to in Section 5.02(a)).  Notwithstanding the foregoing, at any time prior to obtaining the CenturyLink Shareholder Approval, the CenturyLink Board may make a CenturyLink Adverse Recommendation Change if the CenturyLink Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that CenturyLink shall not be entitled to exercise its right to make a CenturyLink Adverse Recommendation Change until after the fifth Business Day following Qwest’s receipt of written notice (a “CenturyLink Notice of Recommendation Change”) from CenturyLink advising Qwest that the CenturyLink Board intends to take such action and specifying the reasons therefor, including in the case of a Superior CenturyLink Proposal, the terms and conditions of any Superior CenturyLink Proposal that is the basis of the proposed action by the CenturyLink Board (it being understood and agreed that any amendment to any material term of such Superior CenturyLink Proposal shall require a new CenturyLink Notice of Recommendation Change and a new five business-day period).  In determining whether to make a CenturyLink Adverse Recommendation Change, the CenturyLink Board shall take into account any changes to the terms of this Agreement proposed by Qwest in response to a CenturyLink Notice of Recommendation Change or otherwise.

(c)                                  In addition to the obligations of CenturyLink set forth in paragraphs (a) and (b) of this Section 5.02, CenturyLink shall promptly, and in any event within 24 hours of the receipt thereof, advise Qwest orally and in writing of any CenturyLink Takeover Proposal, the material terms and conditions of any such CenturyLink Takeover Proposal (including any changes thereto) and the identity of the person making any such CenturyLink Takeover Proposal.  CenturyLink shall (x) keep Qwest informed in all material respects and on a reasonably current basis of the status and details (including any change to the terms thereof) of any CenturyLink Takeover Proposal, and (y) provide to Qwest as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material exchanged between CenturyLink or any of its Subsidiaries and any Person that describes any of the terms or conditions of any CenturyLink Takeover Proposal.

(d)                                 Nothing contained in this Section 5.02 shall prohibit CenturyLink from (x) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (y) making any disclosure to the shareholders of CenturyLink if, in the good faith judgment of the CenturyLink Board (after consultation with outside counsel) failure to so disclose would be inconsistent with its obligations under applicable Law; provided, however, that any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability by the CenturyLink Board with respect to this Agreement or a CenturyLink Takeover Proposal shall be deemed to be a CenturyLink Adverse Recommendation Change unless the CenturyLink Board in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed; provided, further, that in no event shall CenturyLink or the CenturyLink Board or any committee thereof take, or agree or resolve to take, any action, or make any statement, that would violate Section 5.02(b).

(e)                                  For purposes of this Agreement:

“CenturyLink Takeover Proposal” means any proposal or offer (whether or not in writing), with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving CenturyLink or any CenturyLink Subsidiary, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a CenturyLink Subsidiary or otherwise) of any business or assets of CenturyLink or the CenturyLink Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of CenturyLink and the CenturyLink Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of CenturyLink, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the

CenturyLink Common Stock or (v) any combination of the foregoing (in each case, other than the Merger).

“Superior CenturyLink Proposal” means any bona fide written offer made by a third party or group pursuant to which such third party (or, in a parent-to-parent merger involving such third party, the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the CenturyLink Common Stock or substantially all of the assets of CenturyLink and the CenturyLink Subsidiaries, taken as a whole, (i) on terms which the CenturyLink Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to the holders of CenturyLink Common Stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by Qwest to the terms of this Agreement), and (ii) that is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

SECTION 5.03.   No Solicitation by Qwest; Qwest Board Recommendation.
(a)  Qwest shall not, nor shall it authorize or permit any of its Affiliates or any of its and their respective Representatives to, (i) directly or indirectly solicit or initiate, or knowingly encourage, induce or facilitate any Qwest Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Qwest Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a Qwest Takeover Proposal) with respect to any Qwest Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Qwest Takeover Proposal.  Qwest shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Qwest Takeover Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Qwest Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives.  Notwithstanding the foregoing, at any time prior to obtaining the Qwest Stockholder Approval, in response to a bona fide written Qwest Takeover Proposal that the Qwest Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Qwest Proposal, and which Qwest Takeover Proposal was not solicited after the date of this Agreement and was made after the date of this Agreement and prior to the Qwest Stockholders Meeting and did not otherwise result from a breach of this Section 5.03(a), Qwest may, subject to compliance with Section 5.03(c), (x) furnish information with respect to Qwest and the Qwest Subsidiaries to the Person making such Qwest Takeover Proposal (and its Representatives and any financing sources) (provided that all such information has previously been provided to CenturyLink or is provided to CenturyLink prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement (or with one or more of its financing sources) not less restrictive of such Person as to the use of such information than the Confidentiality Agreement, and (y) participate in discussions regarding the terms of such Qwest Takeover Proposal and the negotiation of such terms with, and only with, the Person making such Qwest Takeover Proposal (and such Person’s Representatives and any financing sources).  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.03(a) by any Representative of Qwest or any of its Subsidiaries or Affiliates shall constitute a breach of this Section 5.03(a) by Qwest.

(b)                                 Except as set forth below, neither the Qwest Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to CenturyLink), or propose publicly to withdraw (or modify in any manner adverse to CenturyLink), the approval, recommendation or declaration of advisability by the Qwest Board or any such committee thereof with respect to this Agreement or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Qwest Takeover Proposal (any action in this clause (i) being referred to as a “Qwest Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Qwest or any of its Affiliates to execute or enter into, any Acquisition Agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Qwest Takeover Proposal, or requiring, or reasonably expected to cause, Qwest to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Merger or any of the other transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, Qwest to fail to comply with this Agreement (other than a confidentiality agreement referred to in Section 5.03(a) or with a Person regarding a Qwest Takeover Proposal as to information about Qwest).  Notwithstanding the foregoing, at any time prior to obtaining the Qwest Stockholder Approval, the Qwest Board may make a Qwest Adverse Recommendation Change if the Qwest Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that Qwest shall not be entitled to exercise its right to make a Qwest Adverse Recommendation Change until after the fifth Business Day following CenturyLink’s receipt of written notice (a “Qwest Notice of Recommendation Change”) from Qwest advising CenturyLink that the Qwest Board intends to take such action and specifying the reasons therefor, including in the case of a Superior Qwest Proposal, the terms and conditions of any Superior Qwest Proposal that is the basis of the proposed action by the Qwest Board (it being understood and agreed that any amendment to any material term of such Superior Qwest Proposal shall require a new Qwest Notice of Recommendation Change and a new five business-day period).  In determining whether to make a Qwest Adverse Recommendation Change, the Qwest Board shall take into account any changes to the terms of this Agreement proposed by CenturyLink in response to a Qwest Notice of Recommendation Change or otherwise.

(c)                                  In addition to the obligations of Qwest set forth in paragraphs (a) and (b) of this Section 5.03, Qwest shall promptly, and in any event within 24 hours of the receipt thereof, advise CenturyLink orally and in writing of any Qwest Takeover Proposal, the material terms and conditions of any such Qwest Takeover Proposal (including any changes thereto) and the identity of the person making any such Qwest Takeover Proposal.  Qwest shall (x) keep CenturyLink informed in all material respects and on a reasonably current basis of the status and details (including any change to the terms thereof) of any Qwest Takeover Proposal, and (y) provide to CenturyLink as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material exchanged between Qwest or any of its Subsidiaries and any Person that describes any of the terms or conditions of any Qwest Takeover Proposal.

(d)                                 Nothing contained in this Section 5.03 shall prohibit Qwest from (x) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (y) making any disclosure to the stockholders of Qwest if, in the good faith judgment of the Qwest Board (after consultation with outside counsel) failure to so disclose would be inconsistent with its obligations under applicable Law; provided, however, that any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability by the Qwest Board with respect to this Agreement or a Qwest Takeover Proposal shall be deemed to be a Qwest Adverse Recommendation Change unless the Qwest Board in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed; provided, further, that in no event shall Qwest or the Qwest Board or any committee thereof take, or agree or resolve to take, any action, or make any statement, that would violate Section 5.03(b).

(e)                                  For purposes of this Agreement:

“Qwest Takeover Proposal” means any proposal or offer (whether or not in writing), with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving Qwest or any Qwest Subsidiary, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Qwest Subsidiary or otherwise) of any business or assets of Qwest or the Qwest Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of Qwest and the Qwest Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Qwest, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Qwest Common Stock or (v) any combination of the foregoing (in each case, other than the Merger).

“Superior Qwest Proposal” means any bona fide written offer made by a third party or group pursuant to which such third party (or, in a parent-to-parent merger involving such third party, the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the Qwest Common Stock or substantially all of the assets of Qwest and the Qwest Subsidiaries, taken as a whole, (i) on terms which the Qwest Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to the holders of Qwest Common Stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by CenturyLink to the terms of this Agreement), and (ii) that is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

ARTICLE VI

Additional Agreements

SECTION 6.01.   Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings.  (a)  As promptly as reasonably practicable following the date of this Agreement, CenturyLink and Qwest shall jointly prepare and cause to be filed with the SEC a joint proxy statement to be sent to the shareholders of CenturyLink and the stockholders of Qwest relating to the CenturyLink Shareholders Meeting and the Qwest Stockholders Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and CenturyLink shall prepare and cause to be filed with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, and CenturyLink and Qwest shall use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing.  Each of Qwest and CenturyLink shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement, and the Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein.  Each of Qwest and CenturyLink shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand.  Each of Qwest and CenturyLink shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Form S-4 or Joint Proxy Statement.  Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Qwest and CenturyLink (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall consider in good faith all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed.  Each of Qwest and CenturyLink shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of Qwest and CenturyLink shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.  Each of Qwest and CenturyLink shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Merger and the issuance of the Merger Consideration.

(b)                                 If prior to the Effective Time, any event occurs with respect to CenturyLink or any CenturyLink Subsidiary, or any change occurs with respect to other information supplied by CenturyLink for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, CenturyLink shall promptly notify Qwest of such event, and

CenturyLink and Qwest shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to CenturyLink’s shareholders and Qwest’s stockholders.  Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).

(c)                                  If prior to the Effective Time, any event occurs with respect to Qwest or any Qwest Subsidiary, or any change occurs with respect to other information supplied by Qwest for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Qwest shall promptly notify CenturyLink of such event, and Qwest and CenturyLink shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to CenturyLink’s shareholders and Qwest’s stockholders.  Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d)                                 CenturyLink shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold the CenturyLink Shareholders Meeting for the sole purpose of seeking the CenturyLink Shareholder Approval.  CenturyLink shall use its reasonable best efforts to (i) cause the Joint Proxy Statement to be mailed to CenturyLink’s shareholders and to hold the CenturyLink Shareholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act and (ii) subject to Section 5.02(b) and Section 5.02(d), solicit the CenturyLink Shareholder Approval.  CenturyLink shall, through the CenturyLink Board, recommend to its shareholders that they give the CenturyLink Shareholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the CenturyLink Board shall have made a CenturyLink Adverse Recommendation Change as permitted by Section 5.02(b).  Notwithstanding the foregoing provisions of this Section 6.01(d), if on a date for which the CenturyLink Shareholders Meeting is scheduled, CenturyLink has not received proxies representing a sufficient number of shares of CenturyLink Common Stock to obtain the CenturyLink Shareholder Approval, whether or not a quorum is present, CenturyLink shall have the right to make one or more successive postponements or adjournments of the CenturyLink Shareholders Meeting, provided that the CenturyLink Shareholders Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the CenturyLink Shareholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law).  CenturyLink agrees that its obligations to hold the CenturyLink Shareholders Meeting pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to CenturyLink of any CenturyLink Takeover Proposal, by the making of any CenturyLink Adverse Recommendation Change by the CenturyLink Board; provided, however, that if the public announcement of a CenturyLink Adverse Recommendation Change or the delivery of a CenturyLink Notice of Recommendation Change is less than 10 Business Days prior to the CenturyLink Shareholders Meeting, CenturyLink shall be entitled to postpone the CenturyLink Shareholders Meeting to a date not more than 10 Business Days after such event.

(e)                                  Qwest shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold the Qwest Stockholders Meeting for the sole purpose of seeking the Qwest Stockholder Approval.  Qwest shall use its reasonable best efforts to (i) cause the Joint Proxy Statement to be mailed to Qwest’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act and to hold the Qwest Stockholders Meeting as soon as practicable after the Form S-4 becomes effective and (ii) subject to Section 5.03(b) and Section 5.03(d), solicit the Qwest Stockholder Approval.  Qwest shall, through the Qwest Board, recommend to its stockholders that they give the Qwest Stockholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Qwest Board shall have made a Qwest Adverse Recommendation Change as permitted by Section 5.03(b).  Notwithstanding the foregoing provisions of this Section 6.01(d), if on a date for which the Qwest Stockholders Meeting is scheduled, Qwest has not received proxies representing a sufficient number of shares of Qwest Common Stock to obtain the Qwest Stockholder Approval, whether or not a quorum is present, Qwest shall have the right to make one or more successive postponements or adjournments of the Qwest Stockholders Meeting, provided that the Qwest Stockholders Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Qwest Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law).  Qwest agrees that its obligations to hold the Qwest Stockholders Meeting pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to Qwest of any Qwest Takeover Proposal or by the making of any Qwest Adverse Recommendation Change by the Qwest Board; provided, however, that if the public announcement of a Qwest Adverse Recommendation Change or the delivery of a Qwest Notice of Recommendation Change is less than 10 Business Days prior to the Qwest Shareholders Meeting, Qwest shall be entitled to postpone the Qwest Shareholders Meeting to a date not more than 10 Business Days after such event.

SECTION 6.02.   Access to Information; Confidentiality.  Subject to applicable Law, each of CenturyLink and Qwest shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the Representatives of such other party reasonable access during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of CenturyLink and Qwest shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws or commission actions and (b) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that either party may withhold any document or information that is subject to the terms of a confidentiality agreement with a third party (provided that the withholding party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure) or subject to any attorney-client privilege (provided that the withholding party shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege) or that constitutes customer information that is subject to confidentiality requirements under the Communications Act and FCC Rules.  If any material is withheld by such party pursuant to the proviso to the preceding sentence, such party shall inform the other party as to the general nature of what is being withheld.  All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated March 16, 2010 between CenturyLink and Qwest (the “Confidentiality Agreement”).

SECTION 6.03.   Required Actions.  (a)  Each of the parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things reasonably appropriate to consummate and make effective, as soon as reasonably possible, the Merger and the other transactions contemplated by this Agreement.

(b)                                 In connection with and without limiting Section 6.03(a), Qwest and the Qwest Board and CenturyLink and the CenturyLink Board shall use their respective reasonable best efforts to (x) take all action reasonably appropriate to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any transaction contemplated by this Agreement and (y) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any transaction contemplated by this Agreement, take all action reasonably appropriate to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement.

(c)                                  In connection with and without limiting Section 6.03(a), Qwest and CenturyLink shall promptly enter into discussions with the Governmental Entities from whom Consents or nonactions are required to be obtained in connection with the consummation of the Merger and the other transactions contemplated by this Agreement in order to obtain all such required Consents or nonactions from such Governmental Entities and eliminate each and every other impediment that may be asserted by such Governmental Entities, in each case with respect to the Merger, so as to enable the Closing to occur as soon as reasonably possible.  To the extent necessary in order to accomplish the foregoing and subject to the limitations set forth in Section 6.03(e), Qwest and CenturyLink shall use their respective reasonable best efforts to jointly negotiate, commit to and effect, by consent decree, hold separate order, condition or approval or otherwise, the sale, divestiture or disposition of, or prohibition or limitation on the ownership or operation of, or requirements or undertakings with respect to the conduct by Qwest, CenturyLink or any of their respective Subsidiaries, of any portion of the business, properties or assets of Qwest, CenturyLink or any of their respective Subsidiaries; provided, however, that neither CenturyLink nor Qwest shall be required pursuant to this Section 6.03(c) to commit to or effect any action that is not conditioned upon the consummation of the Merger or that would or would reasonably be expected to result in a Substantial Detriment.  If the actions taken by CenturyLink and Qwest pursuant to the immediately preceding sentence do not result in the conditions set forth in Section 7.01(d), (e) and (f) being satisfied, then, during the term of this Agreement, each of CenturyLink and Qwest shall jointly (to the extent practicable) use their reasonable best efforts to initiate and/or participate in any proceedings, whether judicial or administrative, in order to (i) oppose or defend against any action by any Governmental Entity to prevent or enjoin the consummation of the Merger or any of the other transactions contemplated by this Agreement, and/or (ii) take such action as necessary to overturn any regulatory action by any Governmental Entity to block consummation of the Merger or any of the other transactions contemplated by this Agreement, including by defending any suit, action or other legal proceeding brought by any Governmental Entity in order to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Legal Restraint resulting from any suit, action or other legal proceeding that would cause any condition set forth in Section 7.01(d), (e) or (f) not to be satisfied; provided that CenturyLink and Qwest shall cooperate with one another in connection with, and shall jointly control, all proceedings related to the foregoing.

(d)                                 In connection with and without limiting the generality of the foregoing, each of CenturyLink and Qwest shall:

(i)                                     make or cause to be made, in consultation and cooperation with the other and within twenty-one days after the date of this Agreement (or such other time as the parties mutually agree), (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act relating to the Merger and (B) all other necessary registrations, declarations, notices and filings relating to the Merger with other Governmental Entities under any other antitrust, competition, trade regulation or similar Laws;

(ii)                                  (A) make or cause to be made, in consultation and cooperation with the other and as promptly as practicable after the date of this Agreement, all applications required to be filed with the FCC (the “FCC Applications”) and any State Regulators (the “PSC Applications”) to effect the transfer of control of the Qwest Licenses and/or CenturyLink Licenses, as necessary to consummate and make effective the Merger and the other transactions contemplated by this Agreement, and use its reasonable best efforts to respond in consultation and cooperation with the other and as promptly as practicable to any additional requests for information received from the FCC or any State Regulator by any party to an FCC Application or PSC Application and (B) use its reasonable best efforts to cure not later than the Effective Time any violations or defaults under any FCC Rules or rules of any State Regulator, except for such violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Substantial Detriment;

(iii)                               use its reasonable best efforts to furnish to the other all assistance, cooperation and information required for any such registration, declaration, notice or filing and in order to achieve the effects set forth in Section 6.03(c);

(iv)                              give the other reasonable prior notice of any such registration, declaration, notice or filing and, to the extent reasonably practicable, of any communication with any Governmental Entity regarding the Merger (including with respect to any of the actions referred to in Section 6.03(c) and in this Section 6.03(d)), and permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with any such registration, declaration, notice, filing or communication;

(v)                                 use its reasonable best efforts to respond as promptly as reasonably practicable under the circumstances to any inquiries received from any Governmental Entity or any other authority enforcing applicable antitrust, competition, trade regulation or similar Laws for additional information or documentation in connection with antitrust, competition, trade regulation or similar matters (including a “second request” under the HSR Act), and not extend any waiting period under the HSR Act or enter into any agreement with such Governmental Entities or other authorities not to consummate any of the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed; and

(vi)                              unless prohibited by applicable Law or by the applicable Governmental Entity, (A) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any substantive conversation with any Governmental Entity in respect of the Merger (including with respect to any of the actions referred to in Section 6.03(c) and in this Section 6.03(d)) without the other, (B) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement and the Merger, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Entity and (E) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement and the Merger, except that any materials concerning valuation of the other party may be redacted or withheld.

(e)                                  Notwithstanding anything else contained herein but subject to the proviso of the second sentence of Section 6.03(c), the provisions of this Section 6.03 shall not be construed to require Qwest, CenturyLink, or their respective Subsidiaries to offer, take, commit to or accept any action, restrictions or limitations (“Actions”) of or on Qwest, CenturyLink, or their respective Subsidiaries, or to permit such Actions without the prior written consent of the other party, if such Actions, individually or in the aggregate, would or would reasonably be expected to result in a Substantial Detriment.

(f)                                   Notwithstanding anything else contained in this Agreement, during the term of this Agreement (i) neither CenturyLink nor any of its Affiliates or any of their respective Representatives shall cooperate with any other party in seeking regulatory clearance of any CenturyLink Takeover Proposal and (ii) neither Qwest nor any of its Affiliates or any of their respective Representatives shall cooperate with any other party in seeking regulatory clearance of any Qwest Takeover Proposal.

(g)                                  CenturyLink shall give prompt notice to Qwest, and Qwest shall give prompt notice to CenturyLink, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

SECTION 6.04.   Stock Plans; Benefit Plans.  (a)  Prior to the Effective Time, the Qwest Board (or, if appropriate, any committee thereof) shall adopt such resolutions as are necessary to effect the following:

(i)                                     adjust the terms of all outstanding Qwest Stock Options to provide that, at the Effective Time, each Qwest Stock Option outstanding immediately prior to the Effective Time shall be converted into an option (a “Converted CenturyLink Option”) to acquire, on the same terms and conditions as were applicable under such Qwest Stock Option immediately prior to the Effective Time, a number of shares of CenturyLink Common Stock determined by multiplying the number of shares of Qwest Common Stock subject to such Qwest Stock Option immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest whole share, at a per share exercise price determined by dividing the per share exercise price of such Qwest Stock Option by the Exchange Ratio, rounded up to the nearest whole cent; provided, however, that each Qwest Stock Option (x) which is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code and (y) shall be adjusted in a manner which complies with Section 409A of the Code;

(ii)                                  adjust the terms of all other outstanding awards under the Qwest Stock Plans to provide that, at the Effective Time, each such award outstanding immediately prior to the Effective Time shall represent, immediately after the Effective Time, the right to receive, on the same terms and conditions (other than the terms and conditions relating to the achievement of performance goals) as were applicable under such award immediately prior to the Effective Time, a number of shares of CenturyLink Common Stock, rounded up to the nearest whole share, equal to the product of (1) the applicable number of shares of Qwest Common Stock subject to such award, multiplied by (2) the Exchange Ratio (a “Converted Qwest Stock Award”); provided that, notwithstanding the foregoing, to the extent that acceleration of vesting of such award as of the Effective Time causes such award to be settled for shares of Qwest Common Stock at the Effective Time, such shares of Qwest Common Stock shall be converted into the right to receive the Merger Consideration in accordance with Section 2.10(c); and

(iii)                               provide that with respect to the Qwest ESPP, (A) each purchase period through the Effective Time will be no longer than one calendar month, (B) each purchase right under the Qwest ESPP outstanding on the day immediately prior to the Effective Time shall be automatically suspended and any contributions made for the then-current Offer (as defined in the Qwest ESPP) will be applied toward the purchase of either, at CenturyLink’s option, (I) CenturyLink Common Stock, effective at or as soon as practicable following the

Effective Time, or (II) Qwest Common Stock, effective immediately prior to the Effective Time, in which case each such share of Qwest Common Stock shall be treated in accordance with Section 2.01(iii) , and (C) the Qwest ESPP shall terminate, effective immediately prior to the Effective Time.

(b)                                 At the Effective Time, CenturyLink shall assume all the obligations of Qwest under the Qwest Stock Plans, each outstanding Converted CenturyLink Option and Converted Qwest Stock Award and the agreements evidencing the grants thereof.  As soon as practicable after the Effective Time, CenturyLink shall deliver to the holders of Converted CenturyLink Stock Options and Converted Qwest Stock Awards appropriate notices setting forth such holders’ rights, and the agreements evidencing the grants of such Converted CenturyLink Options and Converted Qwest Stock Awards shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.04 after giving effect to the Merger).

(c)                                  CenturyLink shall take all corporate action necessary to reserve for issuance a sufficient number of shares of CenturyLink Common Stock for delivery upon exercise or settlement of the Converted CenturyLink Options and Converted Qwest Stock Awards in accordance with this Section 6.04.  As soon as reasonably practicable, but in no event later than 20 days, after the Effective Time, CenturyLink shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of CenturyLink Common Stock subject to Converted CenturyLink Options and Converted Qwest Stock Awards and shall use its reasonable commercial efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Converted CenturyLink Options and Converted Qwest Stock Awards remain outstanding.

SECTION 6.05.   Indemnification, Exculpation and Insurance.  (a)  CenturyLink agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of Qwest and the Qwest Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification or other similar agreements of Qwest or any of the Qwest Subsidiaries, in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms.  From and after the Effective Time, the Surviving Company agrees that it will indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Qwest or any of the Qwest Subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of Qwest of any of the Qwest Subsidiaries as a director or officer of another Person (the “Qwest Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Qwest Indemnified Party is or was an officer or director of Qwest or any Qwest Subsidiary or is or was serving at the request of Qwest or any Qwest

Subsidiary as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law.  In the event of any such claim, action, suit or proceeding, (x) each Qwest Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Company within ten business days of receipt by the Surviving Company from the Qwest Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL or the Surviving Company’s certificate of incorporation or by-laws, to repay such advances if it is ultimately determined that such person is not entitled to indemnification and (y) the Surviving Company shall cooperate in the defense of any such matter.

(b)                                 In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Company shall cause proper provision to be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 6.05.

(c)                                  For a period of six years from and after the Effective Time, the Surviving Company shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Qwest or its Subsidiaries or provide substitute polices for Qwest and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by Qwest in either case, of not less than the existing coverage and have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Qwest with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event shall the Surviving Company be required to pay with respect to such insurance policies in respect of any one policy year more than 300% of the annual premium payable by Qwest for such insurance for the year ending June 30, 2010 (the “Maximum Amount”), and if the Surviving Company is unable to obtain the insurance required by this Section 6.05 it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period.  In lieu of such insurance, prior to the Closing Date Qwest may, following consultation with CenturyLink, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for Qwest and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by Qwest for up to $15 million in the aggregate, in which event the Surviving Company shall cease to have any obligations under the first sentence of this Section 6.05(c).  The Surviving Company shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d)                                 The provisions of this Section 6.05(i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Qwest Indemnified Parties), his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(e)                                  From and after the Effective Time, CenturyLink shall guarantee the prompt payment of the obligations of the Surviving Company and the Qwest Subsidiaries under Section 6.05(a).

SECTION 6.06.   Fees and Expenses.  (a)  Except as provided below, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(b)                                 CenturyLink shall pay to Qwest a fee of $350,000,000 (the “CenturyLink Termination Fee”) if:

(i)                                     Qwest terminates this Agreement pursuant to Section 8.01(e); provided that if either Qwest or CenturyLink terminates this Agreement pursuant to Section 8.01(b)(iii) at any time after Qwest would have been permitted to terminate this Agreement pursuant to Section 8.01(e), this Agreement shall be deemed terminated pursuant to Section 8.01(e) for purposes of this Section 6.06(b)(i);

(ii)                                  Qwest terminates this Agreement pursuant to Section 8.01(c) as a result of a breach by CenturyLink of, or failure by CenturyLink to perform, CenturyLink’s obligations under Section 6.01(d), if such breach shall have occurred or continued after a CenturyLink Takeover Proposal shall have been made to CenturyLink or shall have been made directly to the shareholders of CenturyLink generally or shall otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a CenturyLink Takeover Proposal; or

(iii)                               (A) prior to the CenturyLink Shareholders Meeting, (1) a CenturyLink Takeover Proposal shall have been made to CenturyLink and not withdrawn or shall have been made directly to the shareholders of CenturyLink generally and not withdrawn or shall otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a CenturyLink Takeover Proposal not subsequently withdrawn, or (2) a CenturyLink Takeover Proposal shall have been made to CenturyLink which is withdrawn or shall have been made directly to the shareholders of CenturyLink generally and is withdrawn or shall otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a CenturyLink Takeover Proposal which is subsequently withdrawn, (B) this Agreement is terminated pursuant to Section 8.01(b)(i) prior to the CenturyLink Shareholders Meeting or Section 8.01(b)(iii) and (C) within 12 months of such termination CenturyLink (1) in the case of clause (A)(1) of this Section 6.06(b)(iii), enters into a definitive Contract to consummate a CenturyLink Takeover Proposal or any CenturyLink Takeover Proposal is consummated (or (2) in the case of clause (A)(2) of this Section 6.06(b)(iii), enters into a definitive Contract to consummate a CenturyLink Takeover Proposal with the Person making the CenturyLink Takeover Proposal that was withdrawn

(or any Affiliate of such Person) or any CenturyLink Takeover Proposal with the Person making the CenturyLink Takeover Proposal that was withdrawn (or any Affiliate of such Person) is consummated.

Any CenturyLink Termination Fee due under this Section 6.06(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) or (ii) above, on the Business Day immediately following the date of termination of this Agreement and (y) in the case of clause (iii) above, on the date of the first to occur of the events referred to in clause (iii)(C) above.

(c)                                  Qwest shall pay to CenturyLink a fee of $350,000,000 (the “Qwest Termination Fee”) if:

(i)                                     CenturyLink terminates this Agreement pursuant to Section 8.01(f); provided that if either Qwest or CenturyLink terminates this Agreement pursuant to Section 8.01(b)(iv) at any time after CenturyLink would have been permitted to terminate this agreement pursuant to Section 8.01(f), this Agreement shall be deemed terminated pursuant to Section 8.01(f) for purposes of this Section 6.06(c)(i);

(ii)                                  CenturyLink terminates this Agreement pursuant to Section 8.01(d) as a result of a breach by Qwest of, or failure by Qwest to perform, Qwest’s obligations under Section 6.01(d), if such breach shall have occurred or continued after a Qwest Takeover Proposal shall have been made to Qwest or shall have been made directly to the stockholders of Qwest generally or shall otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Qwest Takeover Proposal; or

(iii)                               (A) prior to the Qwest Stockholders Meeting, a Qwest Takeover Proposal shall have been made to Qwest and not withdrawn or shall have been made directly to the stockholders of Qwest generally and not withdrawn or shall otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Qwest Takeover Proposal not subsequently withdrawn, or (2) a Qwest Takeover Proposal shall have been made to Qwest which is withdrawn or shall have been made directly to the shareholders of Qwest generally and is withdrawn or shall otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Qwest Takeover Proposal which is subsequently withdrawn, (B) this Agreement is terminated pursuant to Section 8.01(b)(i) prior to the Qwest Stockholders Meeting or Section 8.01(b)(iv) and (C) within 12 months of such termination, (1) in the case of clause (A)(1) of this Section 6.06(b)(iii), Qwest enters into a definitive Contract to consummate a Qwest Takeover Proposal or a Qwest Takeover Proposal is consummated (or (2) in the case of clause (A)(2) of this Section 6.06(b)(iii), enters into a definitive Contract to consummate a Qwest Takeover Proposal with the Person making the Qwest Takeover Proposal that was withdrawn (or any Affiliate of such Person) or any Qwest Takeover Proposal with the Person making the Qwest Takeover Proposal that was withdrawn (or any Affiliate of such Person) is consummated.

Any Qwest Termination Fee due under this Section 6.06(c) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) or (ii) above, on the Business Day immediately following the date of termination of this Agreement and (y) in the case of clause (iii) above, on the date of the first to occur of the events referred to in clause (iii)(C) above.

(d)                                 CenturyLink and Qwest acknowledge and agree that the agreements contained in Sections 6.06(b) and 6.06(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Qwest nor CenturyLink would enter into this Agreement.  Accordingly, if CenturyLink fails promptly to pay the amount due pursuant to Section 6.06(b) or Qwest fails promptly to pay the amount due pursuant to Section 6.06(c), and, in order to obtain such payment, the Person owed such payment commences a suit, action or other proceeding that results in a Judgment in its favor for such payment, the Person owing such payment shall pay to the Person owed such payment its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate of JPMorgan Chase Bank, N.A. in effect on the date such payment was required to be made.  In no event shall either party be obligated to pay more than one termination fee.

SECTION 6.07.   Certain Tax Matters.  (a)  Qwest, CenturyLink and Merger Sub shall each use its reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment, including by (i) not taking any action (or failing to take any action) that such party knows is reasonably likely to prevent such qualification and (ii) executing such amendments to this Agreement as may be reasonably required in order to obtain such qualification (it being understood that no party will be required to agree to any such amendment).  Each of Qwest and CenturyLink will report the Merger and the other transactions contemplated by this Agreement in a manner consistent with such qualification.

(b)                                 Qwest, CenturyLink and Merger Sub shall each use its reasonable best efforts to obtain the Tax opinions described in Sections 7.02(c) and 7.03(c), including by causing its officers to execute and deliver to the law firms delivering such Tax opinions certificates as to such matters and at such time or times as may reasonably be requested by such law firms, including, if necessary, at the time the Form S-4 is declared effective by the SEC and at the Effective Time.  Each of Qwest, CenturyLink and Merger Sub shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations included in the certificates described in this Section 6.07.

SECTION 6.08.   Transaction Litigation.  CenturyLink shall give Qwest the opportunity to participate in the defense or settlement of any shareholder litigation against CenturyLink and/or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Qwest, which consent shall not be unreasonably withheld, conditioned or delayed.  Qwest shall give CenturyLink the opportunity to participate in the defense or settlement of any stockholder litigation against Qwest and/or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of CenturyLink, which consent shall not be unreasonably withheld, conditioned or delayed.  Without limiting in any way the parties’ obligations under Section 6.03, each of CenturyLink and Qwest shall cooperate, shall cause the CenturyLink Subsidiaries and Qwest Subsidiaries, as applicable, to cooperate, and shall use its reasonable best efforts to cause its directors, officers, employees, agents, legal counsel, financial advisors, independent auditors, and other advisors and representatives to cooperate in the defense against such litigation.

SECTION 6.09.   Section 16 Matters.  Prior to the Effective Time, Qwest, CenturyLink and Merger Sub each shall take all such steps as may be required to cause (a) any dispositions of Qwest Common Stock (including derivative securities with respect to Qwest Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Qwest immediately prior to the Effective Time to be exempt under Rule 16b3 promulgated under the Exchange Act and (b) any acquisitions of CenturyLink Common Stock (including derivative securities with respect to CenturyLink Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CenturyLink to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.10.   Governance Matters.  CenturyLink shall take all necessary action to cause, effective at the Effective Time, four persons selected by Qwest after reasonable consultation with CenturyLink, including Edward A. Mueller, each of whom are currently directors of Qwest, to be elected to the CenturyLink Board.

SECTION 6.11.   Public Announcements.  Except with respect to any Qwest Adverse Recommendation Change or CenturyLink Adverse Recommendation Change made in accordance with the terms of this Agreement, CenturyLink and Qwest shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.  Qwest and CenturyLink agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

SECTION 6.12.   Stock Exchange Listing.  CenturyLink shall use its reasonable best efforts to cause the shares of CenturyLink Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

SECTION 6.13.   Employee Matters.  (a)  For a period of not less than 12 months following the Effective Time, the employees of Qwest and the Qwest Subsidiaries who remain in the employment of CenturyLink and the CenturyLink Subsidiaries (the “Continuing Employees”) shall receive compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits provided to such employees of Qwest and the Qwest Subsidiaries immediately prior to the Effective Time, except as otherwise set forth in Section

6.13(a) of the Qwest Disclosure Letter; provided, however, that the terms and conditions of employment for any Continuing Employee whose employment is subject to a collective bargaining agreement shall be governed by such collective bargaining agreement from and after the Effective Time in accordance with Section 6.13(j).

(b)                                 With respect to any employee benefit plan maintained by CenturyLink or any of the CenturyLink Subsidiaries in which Continuing Employees and their eligible dependents will be eligible to participate from and after the Effective Time, for purposes of determining eligibility to participate (but not for purpose of early retirement programs), level of benefits including benefit accruals (other than benefit accruals and early retirement subsidies under any defined benefit pension plan) and vesting, service recognized by Qwest and any Qwest Subsidiary immediately prior to the Effective Time shall be treated as service with CenturyLink or the CenturyLink Subsidiaries; provided, however, that, notwithstanding that Qwest service shall be recognized by CenturyLink benefit plans in accordance with the forgoing, the date of initial participation of each Continuing Employee in any CenturyLink benefit plan shall be no earlier than the Effective Time; further provided, however, that such service need not be recognized to the extent that (i) such CenturyLink employee benefit plan does not recognize service of similarly situated employees of CenturyLink or (ii) such recognition would result in any duplication of benefits.

(c)                                  Except as otherwise set forth in this Section 6.13,  (i) nothing contained herein shall be construed as requiring, and Qwest shall take no action that would have the effect of requiring, CenturyLink to continue any specific plans or to continue the employment, or any changes to the terms and conditions of the employment, of any specific person and (ii) no provision of this Agreement shall be construed as prohibiting or limiting the ability of CenturyLink to amend, modify or terminate any employee benefit plans, programs, policies, arrangements, agreements or understandings of CenturyLink or Qwest, with the exception of the Coverage Commitment under Appendix 6 “Pre-1991 Retirees and ERO Retirees Lifetime Health Care Coverage” of the Qwest Health Care Plan and the “Grandfathered Benefits” of Appendix 3 of the Qwest Group Life Insurance Plan. Without limiting the scope of Section 9.07, nothing in this Section 6.13 shall confer any rights or remedies of any kind or description upon any Continuing Employee or any other person other than the parties hereto and their respective successors and assigns.

(d)                                 With respect to any welfare plan maintained by CenturyLink or any CenturyLink Subsidiary in which Continuing Employees are eligible to participate after the Effective Time, CenturyLink or such CenturyLink Subsidiary shall (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the analogous welfare plans of Qwest and the Qwest Subsidiaries prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid and for out-of-pocket maximums incurred prior to the Effective Time and during the portion of the plan year of the applicable Qwest welfare plan ending at the Effective Time, in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(e)                                  Without limiting the generality of Section 6.13, from and after the Effective Time, CenturyLink shall assume and honor, or shall cause to be assumed and honored, all employment, change in control and severance agreements between the Qwest and any Continuing Employee as in effect at the Effective Time and as set forth on Section 4.10(a) of the Qwest Disclosure Schedule, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (ether alone or in combination with any other event), pursuant to the terms thereof, including respecting any limitations as to amendment or modification included in such agreements.

(f)                                   Without limiting the generality of Section 6.13, CenturyLink shall assume, honor and continue, or shall cause to be assumed, honored and continued, for the benefit of all Continuing Employees, (i) the Qwest Management Separation Plan for a period of not less than 12 months following the Effective Time and (ii) the Qwest Time Off with Pay Policy through the later to occur of (i) the end of the calendar year in which the Effective Time occurs or (ii) December 31, 2011.

(g)                                  With respect to the Qwest Management Annual Incentive Plan, each of CenturyLink and Qwest agrees that (i) bonuses applicable to 2010 shall be paid by Qwest in the ordinary course of business consistent with past practice (including, but not limited to, with respect to timing of payment and conditions pursuant to which an employee will forfeit his or her right to payment), with the amounts of such bonuses being prorated for the portion of 2010 prior to the Effective Time if the Effective Time occurs in 2010; (ii) if the Effective Time occurs in the first quarter of 2011, (A) target bonus amounts will be established consistent with past practice and (B) target bonus amounts will be paid at the Effective Time, pro-rated for the portion of 2011 prior to the Effective Time; and (iii) if the Effective Time occurs after the end of the first quarter of 2011, bonus amounts will be paid at the Effective Time based on corporate and business unit performance, pro-rated for the portion of 2011 prior to the Effective Time.

(h)                                 Each of CenturyLink and Qwest agrees that, between the date of this Agreement and the Effective Time, without the prior written consent of the other party, it will not and will cause its Subsidiaries not to, directly or indirectly, solicit for hire or hire any director-level or more senior employee of the other party or its Subsidiaries; provided, however, that the foregoing provision will not prohibit such party from (i) hiring any such person who has not been employed by the other party during the preceding six months or (ii) making any general public solicitation not designed to circumvent these provisions.

(i)                                     Nothing herein, expressed or implied, is intended or shall be construed to constitute an amendment to any CenturyLink Benefit Plan or Qwest Benefit Plan or any other compensation or benefits plan maintained for or provided to employees, directors or consultants of CenturyLink or Qwest prior to or following the Effective Time.

(j)                                    From and after the Effective Time, CenturyLink, or the applicable CenturyLink Subsidiaries, shall retain full responsibility for any obligations under any collective bargaining agreement referenced in Section 3.19 of this Agreement and any collective bargaining agreements entered into or amended pursuant to Section 5.01(a)(xii) of this Agreement.  From and after the Effective Time, Qwest, or the applicable Qwest Subsidiaries, shall retain full responsibility for any obligations under any collective bargaining agreement referenced in

Section 4.19 of this Agreement and any collective bargaining agreements entered into or amended pursuant to Section 5.01(b)(xii) of this Agreement.

(k)                                 Each of CenturyLink and Qwest agrees that, for purposes of each Qwest Benefit Plan, the transactions contemplated by the Agreement shall constitute a “change in control,” “change of control” or “corporate change,” as applicable.

SECTION 6.14.   Control of Operations.  Nothing contained in this Agreement shall give CenturyLink or Qwest, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time.

SECTION 6.15.   Coordination of Dividends.  From and after the date hereof until the Closing Date, CenturyLink and Qwest shall coordinate with each other to designate the record dates for CenturyLink’s and Qwest’s respective quarterly dividends, including with respect to the dividends payable during the quarterly period in which the Closing is reasonably expected to occur, such that neither CenturyLink shareholders nor Qwest shareholders shall receive more than one quarterly dividend during any calendar quarter.

SECTION 6.16.   Qwest Convertible Notes.  Qwest agrees to take all necessary action to redeem all outstanding Qwest Convertible Notes at a redemption price in cash equal to 100% of the principal amount thereof, together with accrued and unpaid interest, on November 20, 2010.  If any holder of Qwest Convertible Notes exercises its conversion rights with respect to any such Qwest Convertible Notes, Qwest shall exercise its right to pay cash in lieu of all “Residual Value Shares” (as defined in the supplemental indenture governing the terms of the Qwest Convertible Notes) issuable upon such conversion.  If the Qwest Convertible Notes remain outstanding as of the Effective Time, CenturyLink agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Company, at or prior to the Effective Time, one or more supplemental indentures and other instruments required for the due assumption of the outstanding Qwest Convertible Notes to the extent required by the terms of the Qwest Convertible Notes.

SECTION 6.17.   Coordination of Qwest Stock Issuances.  In the event that at any time between the date of this Agreement and the Closing Date, Qwest anticipates issuing Qwest Common Stock, Qwest shall inform CenturyLink and the parties shall cooperate in good faith to attempt to ensure that any such issuance would not cause all of the holders of Qwest Common Stock immediately prior to the Effective Time to receive in exchange for such Qwest Common Stock at the Effective Time a number of shares of CenturyLink Common Stock that amount to greater than fifty percent (50%) of the outstanding CenturyLink Common Stock.  If, at the Effective Time, the number of shares of CenturyLink Common Stock to be issued to holders of Qwest Common Stock in the Merger (“New CenturyLink Shares”) would be equal to or greater than the number of then-outstanding shares of CenturyLink Common Stock, Qwest shall, immediately prior to the Effective Time, repurchase a sufficient number of shares of Qwest Common Stock to cause the number of New CenturyLink Shares to be approximately 49.9% (and in any case, less than 50%) of the shares of CenturyLink Common Stock that would be outstanding immediately after the Effective Time (after taking such repurchase into account).  The parties acknowledge and agree that any such repurchase shall not be a violation of Section

5.01(b).

ARTICLE VII
Conditions Precedent

SECTION 7.01.   Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)                                 Shareholder and Stockholder Approvals.  The CenturyLink Shareholder Approval and the Qwest Stockholder Approval shall have been obtained.

(b)                                 Listing.  The shares of CenturyLink Common Stock issuable as Merger Consideration pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c)                                  HSR Act.  Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(d)                                 FCC and State Regulator Approvals.  The authorization required to be obtained from the FCC and the Consents required to be obtained from the State Regulators set forth on Section 7.01(d) of the CenturyLink Disclosure Letter in connection with the consummation of the Merger shall have been obtained; provided that in the event that at the time of the receipt of any authorization required to be obtained from the FCC and prior to the Closing Date, with respect to such FCC authorization (i) any request for a stay or any similar request is pending, any stay is in effect, the action or decision has been vacated, reversed, set aside, annulled or suspended and any deadline for filing such a request that may be designated by statute or regulation has not passed, (ii) any petition for rehearing or reconsideration or application for review is pending and the time for the filings of any such petition or application has not passed, (iii) any Governmental Entity has undertaken to reconsider the action on its own motion and the deadline within which it may effect such reconsideration has not passed or (iv) any appeal is pending (including other administrative or judicial review) or in effect and any deadline for filing any such appeal that may be specified by statute or rule has not passed, then, such FCC authorization shall not be deemed to have been obtained for purposes of this Section 7.01(d) if both CenturyLink and Qwest agree, but only for so long as any of the events set forth in clauses (i), (ii), (iii) or (iv) above exist or, upon the agreement of both CenturyLink and Qwest, earlier.  For the avoidance of doubt, Consents required in connection with state or local video franchises shall be considered “Other Approvals” covered under Section 7.01(e).

(e)                                  Other Approvals.  Other than the authorizations, filings and Consents provided for by Sections 1.03, 7.01(c) and 7.01(d), all Consents, if any, required to be obtained (i) with or from any State Regulator, (ii) under any foreign antitrust, competition or similar Laws or (iii) from or of any Governmental Entity, in each case in connection with the consummation of the Merger and the transactions contemplated by this

Agreement, shall have been obtained, except for those, the failure of which to be obtained, individually or in the aggregate, would not reasonably be expected to (x) have a Substantial Detriment or (y) provide a reasonable basis to conclude that Qwest, CenturyLink or Merger Sub or any of their Affiliates or any of their respective officers or directors, as applicable, would be subject to the risk of criminal liability.

(f)                                   No Legal Restraints.  No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding order or determination by any Governmental Entity (collectively, the “Legal Restraints”) shall be in effect, and no suit, action or other proceeding shall have been instituted by any Governmental Entity and remain pending which is reasonably likely to result in a Legal Restraint, in each case, that prevents, makes illegal, or prohibits the consummation of the Merger or that is reasonably likely to result, directly or indirectly, in (i) any prohibition or limitation on the ownership or operation by Qwest, CenturyLink or any of their respective Subsidiaries of any portion of the business, properties or assets of Qwest, CenturyLink or any of their respective Subsidiaries, (ii) Qwest, CenturyLink or any of their respective Subsidiaries being compelled to dispose of or hold separate any portion of the business, properties or assets of Qwest, CenturyLink or any of their respective Subsidiaries, in each case as a result of the Merger, (iii) any prohibition or limitation on the ability of CenturyLink to acquire or hold, or exercise full right of ownership of, any shares of the capital stock of the Qwest Subsidiaries, including the right to vote, (iv) any prohibition or limitation on CenturyLink effectively controlling the business or operations of Qwest and the Qwest Subsidiaries, or (v) any prohibition or limitation on CenturyLink’s ability to declare and pay dividends or make distributions to its shareholders that CenturyLink and Qwest agree shall constitute a violation of this condition; which, in the case of each of clauses (i)-(iv), would reasonably be expected to have a Substantial Detriment.

(g)                                  Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and CenturyLink shall have received all state securities or “blue sky” authorizations necessary for the issuance of the Merger Consideration.

SECTION 7.02.   Conditions to Obligations of Qwest.  The obligations of Qwest to consummate the Qwest Merger are further subject to the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of CenturyLink and Merger Sub contained in this Agreement (except for the representations and warranties contained in Sections 3.01, 3.03(a) and 3.04(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “CenturyLink Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “CenturyLink Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a CenturyLink Material Adverse Effect (it being agreed that with respect to any representation or warranty with respect to which effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” are not excluded in determining whether a CenturyLink Material Adverse Effect has occurred or would reasonably be expected to occur, such effects shall similarly not be excluded for purposes of this Section 7.02(a)) and the representations and warranties of CenturyLink and Merger Sub contained in Sections 3.01, 3.03(a) and 3.04(a) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).  Qwest shall have received a certificate signed on behalf of each of CenturyLink and Merger Sub by an executive officer of each of CenturyLink and Merger Sub, respectively, to such effect.

(b)                                 Performance of Obligations of CenturyLink and Merger Sub.  CenturyLink and Merger Sub shall have performed in all material respects all material obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Qwest shall have received a certificate signed on behalf of each of CenturyLink and Merger Sub by an executive officer of each of CenturyLink and Merger Sub, respectively, to such effect.

(c)                                  Tax Opinion.  Qwest shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, or such other reputable Tax counsel reasonably satisfactory to Qwest, as of the Closing Date to the effect that the Merger will qualify for the Intended Tax Treatment.  In rendering the opinion described in this Section 7.02(c), the Tax counsel rendering such opinion shall have received the certificates and may rely upon the representations referred to in Section 6.07(b).

SECTION 7.03.   Conditions to Obligation of CenturyLink.  The obligation of CenturyLink and Merger Sub to consummate the Merger is further subject to the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Qwest contained in this Agreement (except for the representations and warranties contained in Sections 4.01, 4.03(a) and 4.04(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Qwest Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Qwest Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Qwest Material Adverse Effect (it being agreed that with respect to any representation or warranty with respect to which effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” are not excluded in determining whether a Qwest Material Adverse Effect has occurred or would reasonably be expected to occur, such effects shall similarly not be excluded for purposes of this Section 7.03(a)), and the representations and warranties of Qwest contained in

Sections 4.01, 4.03(a) and 4.04(a) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).  CenturyLink shall have received a certificate signed on behalf of Qwest by an executive officer of Qwest to such effect.

(b)                                 Performance of Obligations of Qwest.  Qwest shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and CenturyLink shall have received a certificate signed on behalf of Qwest by an executive officer of Qwest to such effect.

(c)                                  Tax Opinion.  CenturyLink shall have received the opinion of Wachtell, Lipton, Rosen & Katz, or such other reputable Tax counsel reasonably satisfactory to CenturyLink, as of the Closing Date to the effect that the Merger will qualify for the Intended Tax Treatment.  In rendering the opinion described in this Section 7.03(c), the Tax counsel rendering such opinion shall have received the certificates and may rely upon the representations referred to in Section 6.07(b).

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01.   Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the CenturyLink Shareholder Approval or the Qwest Stockholder Approval:

(a)                                  by mutual written consent of Qwest and CenturyLink;

(b)                                 by either Qwest or CenturyLink:

(i)                                     if the Merger is not consummated on or before the End Date.  The “End Date” shall mean April 21, 2011; provided that if by the End Date, any of the conditions set forth in Section 7.01(c), (d), (e), or (f) shall not have been satisfied but the condition set forth in Section 7.01(a) shall have been satisfied, the End Date may be extended for one or more periods of up to 60 days per extension by either CenturyLink or Qwest, in its discretion, up to an aggregate extension of 6 months from the first End Date (in which case any references to the End Date herein shall mean the End Date as extended); provided, further, that if the condition set forth in Section 7.01(d) shall not have been satisfied solely by reason that any authorization required to be obtained by the FCC has been obtained but CenturyLink and Qwest have deemed that such authorization has not been obtained pursuant to such Section 7.01(d), the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party prior to the 60th day after CenturyLink and Qwest have deemed that such authorization of the FCC has not been obtained; provided, however, that the right to extend or terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party if such failure of the Merger to occur on or before the End Date is a proximate result of a willful breach of this Agreement by such party (including, in the case of CenturyLink, Merger Sub);

(ii)                                  if the condition set forth in Section 7.01(f) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the terminating party shall have complied with its obligations pursuant to Section 6.03;

(iii)                               if the CenturyLink Shareholder Approval is not obtained at the CenturyLink Shareholders Meeting duly convened (unless such CenturyLink Shareholders Meeting has been adjourned, in which case at the final adjournment thereof); or

(iv)                              if the Qwest Stockholder Approval is not obtained at the Qwest Stockholders Meeting duly convened (unless such Qwest Stockholders Meeting has been adjourned, in which case at the final adjournment thereof);

(c)                                  by Qwest, if CenturyLink or Merger Sub breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of CenturyLink or Merger Sub contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (ii) is not reasonably capable of being cured by the End Date or, if reasonably capable of being cured, CenturyLink or Merger Sub, as the case may be, does not diligently attempt, or ceases to diligently attempt, to cure such breach or failure after receiving written notice from Qwest;

(d)                                 by CenturyLink, if Qwest breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Qwest contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (ii) is not reasonably capable of being cured by the End Date or, if reasonably capable of being cured, Qwest does not diligently attempt, or ceases to diligently attempt, to cure such breach or failure after receiving written notice from CenturyLink;

(e)                                  by Qwest, in the event that a CenturyLink Adverse Recommendation Change shall have occurred; provided that Qwest shall no longer be entitled to terminate this Agreement pursuant to this Section 8.01(e) if the CenturyLink Shareholder Approval has been obtained at the CenturyLink Shareholders Meeting; or

(f)                                    by CenturyLink, in the event that a Qwest Adverse Recommendation Change shall have occurred; provided that CenturyLink shall no longer be entitled to terminate this Agreement pursuant to this Section 8.01(f) if the Qwest Stockholder Approval has been obtained at the Qwest Stockholders Meeting.

SECTION 8.02.   Effect of Termination.  In the event of termination of this Agreement by either CenturyLink or Qwest as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Qwest, CenturyLink or Merger Sub, other than the last sentence of Section 6.02, Section 6.06, this Section 8.02 and Article IX, which provisions shall survive such termination, and no such termination shall relieve any party from any liability for any statement, act or failure to act by such party that it intended to be a misrepresentation or a breach of any covenant or agreement set forth in this Agreement.

SECTION 8.03.   Amendment.  This Agreement may be amended by the parties at any time before or after receipt of the CenturyLink Shareholder Approval or the Qwest Stockholder Approval; provided, however, that (i) after receipt of the CenturyLink Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of CenturyLink without the further approval of such shareholders, (ii) after receipt of the Qwest Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of Qwest without the further approval of such stockholders, and (iii) except as provided above, no amendment of this Agreement shall be submitted to be approved by the shareholders of CenturyLink or the stockholders of Qwest unless required by Law.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 8.04.   Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement.  No extension or waiver by CenturyLink shall require the approval of the shareholders of CenturyLink unless such approval is required by Law and no extension or waiver by Qwest shall require the approval of the stockholders of Qwest unless such approval is required by Law.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 8.05.   Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require, in the case of Qwest, CenturyLink or Merger Sub, action by its Board of Directors or the duly authorized designee thereof.  Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of CenturyLink or the stockholders of Qwest.

ARTICLE IX

General Provisions

SECTION 9.01.   Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.01 shall not limit Section 8.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02.   Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  if to Qwest, to:

Qwest Communications International Inc.
1801 California Street
Denver, Colorado  80202
Phone:  (303) 992-2811
Facsimile:  (303) 383-8444

Attention:  General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive
Chicago, Illinois 60606
Phone:  (312) 407-0700
Facsimile:  (312) 407-0411

Attention:                  Charles W. Mulaney

Susan S. Hassan

(b)  if to CenturyLink or Merger Sub, to:

CenturyTel, Inc.
100 CenturyLink Drive
Monroe, Louisiana  71203
Phone:  (318) 388-9000
Facsimile:  (318) 388-9488

Attention:                  Stacey W. Goff

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York  10019
Phone:  (212) 403-1000
Facsimile:  (212) 403-2000

Attention:                  Eric S. Robinson

David E. Shapiro

SECTION 9.03.   Definitions.  For purposes of this Agreement:

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City or the State of Louisiana.

“CenturyLink Material Adverse Effect” means a Material Adverse Effect with respect to CenturyLink.

“CenturyLink Restricted Share” means any award of CenturyLink Common Stock that is subject to restrictions based on performance or continuing service and granted under any CenturyLink Stock Plan.

“CenturyLink RSU” means any award of the right to receive CenturyLink Common Stock that is subject to restrictions based on performance or continuing service and granted under any CenturyLink Stock Plan.

“CenturyLink Stock Option” means any option to purchase CenturyLink Common Stock granted under any CenturyLink Stock Plan.

“CenturyLink Stock Plan” means each CenturyLink Benefit Plan that provides for the award of rights of any kind to receive shares of CenturyLink Common Stock or benefits measured in whole or in part by reference to shares of CenturyLink Common Stock, including the Amended and Restated Legacy Ebony 2008 Equity Incentive Plan, the Ebony 2006 Equity Incentive Plan, the Amended and Restated 2005 Management Incentive Compensation Plan, the Amended and Restated 2005 Directors Stock Plan, the Amended and Restated 2002 Management Incentive Compensation Plan, the Amended and Restated 2002 Directors Stock Option Plan, the Amended and Restated 2000 Incentive Compensation Plan, the 1995 Incentive Compensation Plan and the Amended and Restated 1983 Restricted Stock Plan.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means Qwest, the Qwest Subsidiaries, CenturyLink and the CenturyLink Subsidiaries, taken as a whole, combined in the manner currently intended by the parties.

“Communications Act” means the Communications Act of 1934, as amended.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, (v) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (vi) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), or (vii) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.

The “Knowledge” of any Person that is not an individual means, with respect to any matter in question, the actual knowledge of such Person’s executive officers after making due inquiry.

“Material Adverse Effect” with respect to any Person means any fact, circumstance, effect, change, event or development that materially adversely affects the business, properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any effect to the extent that it results from or arises out of (i) changes or conditions generally affecting the industries in which such Person and any of its Subsidiaries operate, except if such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in such industries, (ii) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except if such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (iii) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (iv) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, (v) any change, in and of itself, in the market price or trading volume of such Person’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (vi) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof), except if such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except if such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate or (viii) any hurricane, tornado, flood, earthquake or other natural disaster, except if such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Qwest Material Adverse Effect” means a Material Adverse Effect with respect to Qwest.

“Qwest Restricted Shares” means any award of Qwest Common Stock that is subject to restrictions based on performance or continuing service and granted under any Qwest Stock Plan.

“Qwest Stock Option” means any option to purchase Qwest Common Stock granted under any Qwest Stock Plan.

“Qwest Stock Plans” means the Qwest Equity Incentive Plan and any other Qwest Benefit Plan which provides for the award of rights of any kind, contingent or accrued, to receive shares of Qwest Common Stock or benefits measured in whole or in part by the value of a number of shares of Qwest Common Stock.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing person or body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Substantial Detriment” means an effect on any division, Subsidiary, interest, business, product line, asset, property or results of operations of CenturyLink and/or Qwest and/or the Combined Company if (i) such effect (after giving effect to the loss of any reasonably expected synergies or other benefits of the Merger and other transactions contemplated hereby and to the receipt of any reasonably expected proceeds of any divestiture or sale of assets) on Qwest and the Qwest Subsidiaries, taken as a whole (including, for purposes of this determination, any effect on any division, Subsidiaries, interest, business, product line, asset, property or results of operations of CenturyLink and/or the Combined Company as if it were applied to a comparable amount of interest, business, product line, asset, property or results of operations of Qwest) would or would reasonably be expected to result in a material adverse effect on the business, properties, financial condition or results of operations of Qwest and the Qwest Subsidiaries, taken as a whole, or of CenturyLink and the CenturyLink Subsidiaries, taken as a whole (without giving effect to the Merger) or (ii) such effect would impair the right of the Combined Company to declare and pay quarterly dividends in amounts and reflecting growth consistent with past practice of CenturyLink in a manner that CenturyLink and Qwest agree would constitute a Substantial Detriment.

“Taxes” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, any amended Tax return and any other document filed or required to be filed relating to Taxes.

SECTION 9.04.   Interpretation.  When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated.  The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.  References to a Person are also to its permitted successors and assigns.  Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

SECTION 9.05.   Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.06.   Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.07.   Entire Agreement; No Third-Party Beneficiaries.  This Agreement, taken together with the CenturyLink Disclosure Letter and the Qwest Disclosure Letter and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement and (b) except for Section 6.05, is not intended to confer upon any Person other than the parties any rights or remedies.

SECTION 9.08.   GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE

GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF DELAWARE.

SECTION 9.09.   Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that the rights, interests and obligations of Merger Sub may be assigned to another wholly owned subsidiary of CenturyLink.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.10.   Specific Enforcement.  The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (a) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in any court other than any Delaware state court or any Federal court sitting in the State of Delaware.

SECTION 9.11.   Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement.  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9.11.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, Qwest, CenturyLink and Merger Sub have duly executed this Agreement, all as of the date first written above.

QWEST COMMUNICATIONS INTERNATIONAL INC.

By:	/s/ Edward A. Mueller
	Name:	Edward A. Mueller
	Title:	Chairman and Chief Executive Officer

CENTURYTEL, INC.

By:	/s/ Glen F. Post, III
	Name:	Glen F. Post, III
	Title:	Chief Executive Officer and President

SB44 ACQUISITION COMPANY

By:	/s/ Glen F. Post, III
	Name:	Glen F. Post, III
	Title:	President & Chief Executive Officer

1

Index of Defined Terms

Term	Section

Acquisition Agreement	5.02(b)
Affiliate	9.03
Agreement	Preamble
Business Day	9.03
Certificate	2.01(c)
Certificate of Merger	1.03
chief executive officer	3.06(d)
chief financial officer	3.06(d)
Closing	1.02
Closing Date	1.02
Code	9.03
Combined Company	9.03
Communications Act	9.03
Confidentiality Agreement	6.02
Consent	3.05(b)
Continuing Employees	6.12
Contract	3.05(a)
Converted CenturyLink Option	6.04(a)
CenturyLink	Preamble
CenturyLink Adverse Recommendation Change	5.02(b)
CenturyLink Benefit Plans	3.10(a)
CenturyLink Board	3.04(a)
CenturyLink By-laws	3.01
CenturyLink Capital Stock	3.03(a)
CenturyLink CBAs	3.19
CenturyLink Credit Facility	3.02(c)
CenturyLink DRIP	3.03(b)
CenturyLink Articles	3.01
CenturyLink Closing Price	2.02(f)
CenturyLink Common Stock	2.01(c)
CenturyLink Disclosure Letter	Article III
CenturyLink ESPP	3.03(a)
CenturyLink Financial Advisors	3.20
CenturyLink Leases	3.15(b)
CenturyLink Licenses	3.17(a)
CenturyLink Material Adverse Effect	9.03
CenturyLink Material Contract	3.14(b)
CenturyLink Multiemployer Plan	3.10(a)
CenturyLink Notice of Recommendation Change	5.02(b)
CenturyLink Pension Plan	3.10(c)
CenturyLink Permits	3.01
CenturyLink Preferred Stock	3.03(a)
CenturyLink Properties	3.15(a)

Term	Section

CenturyLink Regulatory Agreement	3.18
CenturyLink Restricted Share	9.03
CenturyLink SEC Documents	3.06(a)
CenturyLink Series L Shares	3.03(a)
CenturyLink Stock Plan	9.03
CenturyLink Stock Option	9.03
CenturyLink Shareholder Approval	3.04(a)
CenturyLink Shareholders Meeting	3.04(a)
CenturyLink Subsidiaries	3.01
CenturyLink Takeover Proposal	5.02(e)
CenturyLink Termination Fee	6.06(b)
CenturyLink Voting Debt	3.03(b)
DGCL	1.01
Effective Time	1.03
End Date	8.01(b)
Environmental Claim	3.13(b)
Environmental Laws	3.13(b)
ERISA	3.10(a)
Exchange Act	3.05(b)
Exchange Agent	2.02(a)
Exchange Fund	2.02(a)
Exchange Ratio	2.01(c)
FCC	3.05(b)
FCC Applications	6.03(d)
FCC Rules	3.17(c)
Filed CenturyLink Contract	3.14(a)
Filed CenturyLink SEC Documents	Article III
Filed Qwest Contract	4.14(a)
Filed Qwest SEC Documents	Article IV
Foreign Corrupt Practices Act	3.25
Form S-4	3.05(b)
GAAP	3.06(b)
Governmental Entity	3.05(b)
Grant Date	3.03(b)
Hazardous Materials	3.13(b)
HSR Act	3.05(b)
Indebtedness	9.03
Intellectual Property Rights	3.16
Intended Tax Treatment	Recitals
IRS	3.10(a)
Joint Proxy Statement	6.01(a)
Judgment	3.05(a)
Knowledge	9.03
Law	3.05(a)

Term	Section

LBCL	3.03(b)
Legal Restraints	7.01(f)
Letter of Transmittal	2.02(b)
Liens	3.02(a)
Material Adverse Effect	9.03
material weakness	3.06(h)
Merger	1.01
Merger Consideration	2.01(c)
Merger Sub	Preamble
Merger Sub Common Stock	2.01(a)
New CenturyLink Shares	6.17
NYSE	2.02(f)
Performance Period	6.04(a)
Permits	3.01
Person	9.03
Qwest	Preamble
Qwest Adverse Recommendation Change	5.03(b)
Qwest Benefit Plans	4.10(a)
Qwest Board	4.04(a)
Qwest By-laws	4.01
Qwest Capital Stock	4.03(a)
Qwest CBAs	4.19
Qwest Charter	4.01
Qwest Common Stock	2.01(b)
Qwest Convertible Notes	4.03(a)
Qwest Credit Facility	4.02(c)
Qwest Disclosure Letter	Article IV
Qwest ESPP	4.03(a)
Qwest Financial Advisor	4.20
Qwest 401(k) Plan	4.03(a)
Qwest Leases	4.15(b)
Qwest Licenses	4.17(a)
Qwest Material Adverse Effect	9.03
Qwest Material Contract	4.14(b)
Qwest Retention Program	6.13(l)
Qwest Multiemployer Plan	4.10(a)
Qwest Notice of Recommendation Change	5.03(b)
Qwest Pension Plan	4.10(c)
Qwest Permits	4.01
Qwest Preferred Stock	4.03(a)
Qwest Properties	4.15(a)
Qwest Regulatory Agreement	4.18
Qwest Restricted Shares	9.03
Qwest SEC Documents	4.06(a)

Term	Section

Qwest Stockholder Approval	4.04(a)
Qwest Stockholders Meeting	4.04(a)
Qwest Stock Option	9.03
Qwest Stock Plans	9.03
Qwest Subsidiaries	4.01
Qwest Takeover Proposal	5.03(e)
Qwest Termination Fee	6.06(c)
Qwest Voting Debt	4.03(b)
Pro Ration Fraction	6.04(b)
PSC Applications	6.03(d)
Release	3.13(b)
Representatives	5.02(a)
SEC	3.05(b)
Securities Act	3.05(b)
Share Issuance	3.04(a)
significant deficiency	3.06(h)
SOX	3.06(b)
State Regulators	3.17(a)
Subsidiary	9.03
Substantial Detriment	9.03
Superior Qwest Proposal	5.03(e)
Superior CenturyLink Proposal	5.02(e)
Surviving Company	1.01
Taxes	9.03
Tax Return	9.03